                                  SCHEDULE 14A

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2)).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Section 240.14a-12

                            BANK MUTUAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                      n/a
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing Party:

--------------------------------------------------------------------------------

     (4) Date Filed:

--------------------------------------------------------------------------------

[BANK MUTUAL LOGO]







March 27, 2002



Dear Fellow Shareholder,

         We invite you to attend the Bank Mutual Corporation 2002 Annual Meeting of Shareholders, which will be held at the Four Points Sheraton Milwaukee North Hotel, 8900 N. Kildeer Court, Milwaukee, Wisconsin at 10:00 a.m., Central Time, on Tuesday, May 7, 2002.

         Bank Mutual's Notice of Annual Meeting of Shareholders and Proxy Statement which are enclosed describe the business to be conducted at the Annual Meeting. If you plan to attend the Annual Meeting, please check the box on the proxy form so that we can make the appropriate arrangements.

         Also enclosed is a copy of Bank Mutual's Summary Annual Report and attached is the Annual Report on Form 10-K for the year ended December 31, 2001.

         YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to MARK, SIGN, DATE AND RETURN YOUR PROXY FORM IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE to make sure that you are represented. This will not prevent you from voting in person at the Annual Meeting, but will ensure that your shares will be represented if you are unable to attend.

Sincerely,

BANK MUTUAL CORPORATION

/s/ Michael T. Crowley, Jr.

MICHAEL T. CROWLEY, JR.
Chairman and Chief Executive Officer

[BANK MUTUAL LOGO]           BANK MUTUAL CORPORATION

                            4949 WEST BROWN DEER ROAD
                            MILWAUKEE WISCONSIN 53223
                                 (414) 354-1500

                         ------------------------------


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD ON MAY 7, 2002

                          -----------------------------


To the Shareholders of Bank Mutual Corporation:

         The 2002 annual meeting of shareholders of Bank Mutual Corporation will be held on Tuesday, May 7, 2002, at 10:00 a.m., Central Time, at the Four Points Sheraton Milwaukee North Hotel, 8900 N. Kildeer Court, Milwaukee, Wisconsin for the following purposes:

                  (1) To elect four directors to serve for terms expiring in 2005;

                  (2) To consider and approve an amendment to the Bank Mutual Corporation 2001 Stock Incentive Plan; and

                  (3) To transact such other business as may properly come before the annual meeting or any adjournment thereof.

         The board of directors has fixed the close of business on March 15, 2002 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and any adjournment thereof. Only shareholders of record at the close of business on that date will be entitled to vote at the annual meeting.

         We call your attention to the proxy statement accompanying this notice for a more complete statement regarding the matters to be acted upon at the annual meeting. Please read it carefully.

                                         By Order of the Board of Directors

                                         /s/ Eugene H. Maurer, Jr.

                                         Eugene H. Maurer, Jr.
                                         Senior Vice President and Secretary
Milwaukee, Wisconsin
March 27, 2002
                             YOUR VOTE IS IMPORTANT

         YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE INDICATE YOUR VOTING DIRECTIONS, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY, WHICH IS SOLICITED BY THE BANK MUTUAL BOARD OF DIRECTORS, USING THE ENCLOSED SELF-ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF FOR ANY REASON YOU SHOULD DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED AT THE ANNUAL MEETING.

                                PROXY STATEMENT

                            BANK MUTUAL CORPORATION
                           4949 WEST BROWN DEER ROAD
                           MILWAUKEE, WISCONSIN 53223
                                 (414) 354-1500

                            -----------------------

                            SOLICITATION AND VOTING

         This proxy statement and accompanying proxy are furnished to the shareholders of Bank Mutual Corporation ("Bank Mutual") in connection with the solicitation of proxies by Bank Mutual's board of directors for use at the annual meeting of Bank Mutual shareholders on Tuesday, May 7, 2002, and at any adjournment of that meeting. The 2001 summary annual report to shareholders, which accompanies this proxy statement, and the annual report on Form 10-K, attached hereto, contain financial statements and certain other information concerning Bank Mutual. We are mailing the proxy materials to shareholders beginning on or about March 27, 2002.

         Bank Mutual was formed in a restructuring on November 1, 2000 of Mutual Savings Bank into mutual holding company form. In that restructuring, Bank Mutual became the holding company of Mutual Savings Bank, and Mutual Savings Bank's depositors were given the opportunity to purchase shares of Bank Mutual stock. Information in this proxy statement includes information relating to Mutual Savings Bank prior to the restructuring. On the same day, Bank Mutual acquired First Northern Capital Corp., whose First Northern Savings Bank subsidiary became a wholly owned subsidiary of Bank Mutual. Certain executive officers and directors of First Northern became Bank Mutual executive officers and directors as a result of this transaction. Information regarding First Northern prior to its acquisition by Bank Mutual is not included in this proxy statement unless otherwise stated.

         The board of directors has fixed the close of business on March 15, 2002 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and any adjournment thereof. Only holders of record of Bank Mutual common stock, the only class of voting stock of Bank Mutual outstanding, on the record date are entitled to notice of and to vote at the annual meeting. Each share of common stock is entitled to one vote. At the record date, there were 22,310,165 shares of common stock validly issued and outstanding.

         Any shareholder entitled to vote at the annual meeting may vote either in person or by a properly executed proxy. Shares represented by properly executed proxies received by Bank Mutual will be voted at the annual meeting, or any adjournment thereof, in accordance with the terms of such proxies, unless revoked. If no voting instructions are given on a properly executed proxy, the shares will be voted FOR the election of management's director nominees and FOR approval of the amendment (the "Amendment") to the Bank Mutual Corporation 2001 Stock Incentive Plan (the "2001 Plan").

         If a shareholder participates in the Bank Mutual Dividend Reinvestment and Stock Purchase Plan (the "DRIP"), the proxy also will serve as voting instructions for the participant's shares held in the DRIP. Participants' shares will be voted by the administrator of the DRIP in accordance with those voting instructions. If a participant does not return a proxy, the DRIP administrator will not vote that participant's shares held in the DRIP.

         Any shareholder who owns Bank Mutual shares through an investment in the Bank Mutual Common Stock Fund of the Bank Mutual Corporation 401(k) Plan (including its predecessors, the "401(k) Plan") will receive a separate blue proxy card to instruct the 401(k) Plan's administrator how to vote those shares. The administrator of the 401(k) Plan will vote shares held in those employees' 401(k) Plan accounts in accordance with the voting instructions on the blue proxies. If a participant in the 401(k) Plan does not return a proxy, the administrator will vote that participant's shares held in the 401(k) Plan in the same proportion the voting of all shares in the 401(k) Plan for which voting instructions have been received.

         Any shareholder who owns Bank Mutual shares through an allocation to that person's account under the Bank Mutual Employee Stock Ownership Plan (the "ESOP") will receive a separate green proxy card to instruct the ESOP's administrator how to vote those shares. The ESOP administrator, which is Bank Mutual acting through its board, will vote shares allocated to those employees' ESOP accounts in accordance with the participant's voting instructions on the green proxies. The ESOP administrator may vote, at its discretion, both unallocated ESOP shares and any allocated ESOP shares which are not voted by individuals to whom they are allocated.

         A shareholder may revoke a proxy at any time prior to the time when it is voted by filing a written notice of revocation with the corporate secretary of Bank Mutual, by delivering a properly executed proxy bearing a later date or by voting in person at the annual meeting. Attendance at the annual meeting will not in itself constitute revocation of a proxy.

         A majority of the votes entitled to be cast by the shares entitled to vote, represented in person or by proxy, will constitute a quorum of shareholders at the annual meeting. Shares for which authority is withheld to vote for director nominees and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be considered present for purposes of establishing a quorum. The inspectors of election appointed by the board of directors will count the votes and ballots at the annual meeting.

         A plurality of the votes cast at the annual meeting by the holders of shares of common stock entitled to vote is required for the election of directors. In other words, the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors in a class to be chosen at the annual meeting. Votes for the nominees in each class will be tallied separately. With respect to the election of directors, any shares not voted, whether by withheld authority, broker non-vote or otherwise, will have no effect on the election of directors except to the extent that the failure to vote for an individual results in another individual receiving a comparatively larger number of votes. Mutual Savings Bancorp, MHC (the "MHC"), Bank Mutual's mutual holding company, owns a majority of Bank Mutual's shares. The MHC intends to vote in favor of the management nominees for director.

         Under Bank Mutual's bylaws, assuming a quorum is present, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the subject matter is generally required for approval of an item other than the election of directors, such as approval of the Amendment. The MHC intends to vote for the Amendment.

         Expenses in connection with the solicitation of proxies will be paid by Bank Mutual. Proxies will be solicited principally by mail, but may also be solicited by the directors, officers and other employees of Bank Mutual in person or by telephone, facsimile or other means of communication. Those directors, officers and employees will receive no compensation therefor in addition to their regular compensation, but may be reimbursed for their related out-of-pocket expenses. Brokers, dealers, banks, or their nominees, who hold common stock on behalf of another will be asked to send proxy material and related documents to the beneficial owners of such stock, and Bank Mutual will reimburse those persons for their reasonable expenses.

         The board of directors of Bank Mutual knows of no matters to be acted upon at the annual meeting other than as set forth in the notice attached to this proxy statement. If any other matters properly come before the annual meeting, or any adjournment thereof, it is the intention of the persons named in the proxy to vote such proxies in accordance with their best judgment on such matters.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The table below sets forth information regarding the beneficial ownership of Bank Mutual common stock on the record date by each person known by Bank Mutual to beneficially own more than 5% of the outstanding shares of its common stock, by each director and nominee for director, by each executive officer named in the Summary Compensation Table below and by all directors and executive officers of Bank Mutual as a group.

                                                    Number of Shares and
                                                    Nature of Beneficial         Percent
         Name of Beneficial Owner                     Ownership (1)(2)          of Class
         ------------------------                   --------------------        --------
         Mutual Savings Bancorp, MHC (3).........          11,193,174             50.2%

         Thomas H. Buestrin......................              31,551               *
         Rick B. Colberg.........................              38,616               *
         Michael T. Crowley, Jr..................             271,536             1.2%
         Michael T. Crowley, Sr..................              72,419               *
         Raymond W. Dwyer, Jr....................              11,041               *
         Mark C. Herr............................               9,300               *
         Thomas J. Lopina, Sr....................              56,245               *
         Eugene H. Maurer, Jr....................              33,313               *
         Michael D. Meeuwsen.....................             165,902               *
         William J. Mielke.......................              60,015               *
         Robert B. Olson.........................             113,515               *
         David J. Rolfs..........................              25,500               *
         Marlene M. Scholz.......................              30,928               *
         J. Gus Swoboda..........................              40,443               *

         All directors and executive officers
           as a group (14 persons) (2)(3)(4)(5)             1,738,267             7.7%

------------------
*        Less than 1.0%

(1) Unless otherwise noted, the specified persons have sole voting and dispositive power as to the shares. Beneficial ownership of the following shares is shared: Mr. Buestrin - 17,551 shares; Mr. Colberg - 15,524; Mr. Crowley, Jr. - 20,406; Mr. Lopina - 10,963; Mr. Meeuwsen - 48,203; Mr. Olson - 104,515; Mr. Rolfs - 11,500; Mr. Swoboda - 31,243;
         group - 1,037,848. See also notes (2), (3) and (4) below.
(2) Includes the following shares which are subject to options granted under the 2001 Plan exercisable within 60 days of the record date:
         Messrs. Buestrin, Dwyer, Herr, Lopina, Mielke, Olson, Rolfs and Swoboda
         - 4,000 each; Mr. Colberg - 9,000; Mr. Crowley, Jr. - 36,800; Mr.
         Crowley, Sr. - 20,000; Mr. Maurer - 9,000; Mr. Meeuwsen - 16,000 and Ms. Scholz - 9,000; all directors and executive officers as a group - 131,800. All restricted shares which have been awarded under the 2001 Plan are included, whether or not vested, because the recipients have voting rights as to those shares.
(3) The members of the Bank Mutual board also comprise the MHC board of directors. While the MHC board members may therefore be deemed as a group to control the vote of shares held by the MHC, those shares are not included in directors' individual or group ownership. The address of the MHC is 4949 West Brown Deer Road, Milwaukee, Wisconsin 53223.
(4) The total for the group (but not any individual) includes 777,943 unallocated shares held in the ESOP, as to which voting and dispositive power is shared. As administrator, Bank Mutual (through its board) may vote, in its discretion, shares which have yet been allocated to participants. Employees may vote the shares allocated to their accounts; the administrator will vote unvoted shares in its discretion. Allocated shares are included only if allocated to named executive officers, in which case they are included in those individuals' beneficial ownership.
(5) Because the 401(k) Plan permits participants to vote shares and make investment decisions (except for certain takeover offers), shares held in the plans are included only if held in the accounts of named persons, even though certain of the officers are trustees or administrators of one of the plans.

         The above beneficial ownership information is based on data furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Securities Exchange Act, as required for purposes of this proxy statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.

                              ELECTION OF DIRECTORS

         The bylaws provide that the number of directors of Bank Mutual shall be eleven. At each annual meeting the term of office of one class of directors expires and a class of directors is elected to serve for a term of three years or until their successors are elected and qualified. Messrs. Herr, Lopina, Olson and Rolfs, the directors whose terms expire at the annual meeting, are being nominated for re-election as directors for terms expiring in 2005.

         Shares represented by proxies will be voted FOR the election of the nominees unless otherwise specified by the executing shareholder. If any nominee should decline or be unable to act as a director, which we do not foresee, proxies may be voted with discretionary authority for a substitute nominee designated by the board.

         Information regarding the nominees and the directors whose terms continue is set forth in the following table. The board of directors unanimously recommends that shareholders vote FOR the election of the director nominees listed below.

                                                PRINCIPAL OCCUPATION AND                      DIRECTOR
         NAME AND AGE                            BUSINESS EXPERIENCE (1)                     SINCE (2)
         ------------                            -----------------------                     ---------
                                 NOMINEES FOR TERMS EXPIRING IN 2005

Mark C. Herr,                    Vice President-Corporate Division, Plunkett Raysich            2001
49                               Architects (8)

Thomas J. Lopina, Sr.            Associate, Spectrum Solutions, Inc., a small business          1979
64 (3)(4)                        consulting firm, since 1997; previously, CEO of
                                 Ingersoll Equipment Co., Inc., outdoor power equipment

Robert B. Olson,                 Paper industry consultant (self-employed); prior to            1997
64 (4)(5)                        2000, Vice President of Manufacturing Operations,
                                 Little Rapids Corporation, specialty paper producer

David J. Rolfs,                  Retired; prior thereto, president of ABCO Dealers              1984
80 (3)(5)                        Inc., health care industry

                                 CONTINUING DIRECTORS--TERMS EXPIRING IN 2003

Thomas H. Buestrin,              President of Buestrin, Allen & Associates Ltd., real           1995
65 (5)                           estate investment, management and development

Michael T. Crowley, Jr.,         Chairman and CEO of Bank Mutual since 2000; President          1970
59 (6)(7)                        and CEO of Mutual Savings Bank (9)

Michael D. Meeuwsen,             President and Chief Operating Officer of Bank Mutual           1988
48 (4)(6)                        since 2000; President and CEO of First Northern
                                 Savings Bank

William J. Mielke,               President and CEO of Ruekert & Mielke Inc., engineering        1988
54 (3) (5)

                                 CONTINUING DIRECTORS--TERMS EXPIRING IN 2004

Michael T. Crowley, Sr.,         Chairman of the Board of Mutual Savings Bank and,              1960
88 (6)(7)                        since 2000, the MHC

Raymond W. Dwyer, Jr.,           Retired; prior thereto architect with R.W. Dwyer               1957
78 (3)(6)                        Architects

J. Gus Swoboda,                  Retired; prior thereto, Senior Vice President, Human           1987
67 (4)(6)                        and Corporate Development, Wisconsin Public Service
                                 Corporation, electric and gas utility (10)

------------------
(1) Unless otherwise noted, all directors have been employed in their respective principal occupations listed for at least the past five years.
(2) Indicates the date when director was first elected to the board of Mutual Savings Bank, First Northern Savings Bank or First Northern Capital Corp., as the case may be. Each of these persons, other than Mr. Herr, became a director of Bank Mutual in 2000.
(3) Member of the Compensation Committee, of which Mr. Rolfs is Chairman. The Compensation Committee held five meetings in 2001. The Compensation Committee reviews, and either establishes or recommends to the board: compensation policies and plans; salaries, bonuses and benefits for all employees, including determinations with respect to stock options; and personnel policies and procedures. See "Compensation Committee Report on Executive Compensation" below.
(4) In the First Northern merger agreement, Mutual Savings Bank committed that it would designate four of the six directors of First Northern to be elected to the initial Bank Mutual board. Mutual Savings Bank designated Messrs. Lopina, Meeuwsen, Olson and Swoboda as those directors. They were elected by board action after the merger and then were subsequently re-elected by the Bank Mutual shareholders at the 2001 annual meeting.
(5) Member of the Audit Committee, of which Mr. Mielke is Chairman. The Audit Committee held four meetings in 2001. See "Report of the Audit Committee" below for further information as to the duties of the Audit Committee.
(6) Member of the Executive Committee, of which Mr. Crowley, Jr. is Chairman. The Executive Committee did not meet in 2001. The Executive Committee may act on most matters on behalf of the entire board between board meetings.
(7)      Mr. Crowley, Sr. is the father of Mr. Crowley, Jr.
(8) From time to time, Plunkett Raysich Architects and affiliates provide services to Bank Mutual and subsidiaries. Fees paid by Bank Mutual to Plunkett Raysich for services during 2001 were below $50,000.
(9) Also a director of PULSE EFT Association, an ATM network operator of which Mutual Savings Bank and First Northern Savings Bank are members.
(10) Mr. Swoboda is also a director of American Medical Security Group, Inc., a health and life insurance company.

         The Bank Mutual bylaws provide that the board of directors as a whole will act as a Nominating Committee. As such, the board will consider appropriate nominees for any vacancy on the Bank Mutual board of directors. Shareholders should forward any nominations to the board, in care of the corporate secretary.

         The Bank Mutual board of directors held five meetings in 2001. During the period in the last fiscal year in which they served, all members of the board of directors attended at least 75% of the aggregate of the total number of meetings of the Bank Mutual board and the total number of meetings held by all committees of the board on which they served.

                             DIRECTORS' COMPENSATION

                                  MEETING FEES

         Bank Mutual. There is no annual retainer for membership on the Bank Mutual board of directors. Each director receives a fee of $1,000 per board meeting attended, and non-officer director receives a $500 fee for each committee meeting attended. Each of the directors of Bank Mutual also serves as a director of Mutual Savings Bank and/or First Northern Savings Bank. Compensation for service on those boards is described below. Each Bank Mutual director also serves as a director of the MHC, without additional compensation.

         Mutual Savings Bank. Mutual Savings Bank pays a $10,000 annual retainer fee to each of its non-management directors. Each of the directors receives a $1,000 fee for attendance at each board meeting, and each non-officer receives a fee for attendance at a committee meeting, as follows: executive committee-$700; other-$150. Under an arrangement pre-dating the establishment of the current payment structure, Mr. Dwyer receives a fee for directors' and executive committee meetings for each month regardless of attendance. Messrs. Buestrin, Crowley, Jr., Crowley, Sr., Dwyer, Herr, Meeuwsen, Mielke and Rolfs are currently directors of Mutual Savings Bank, although Mr. Meeuwsen does not receive any compensation as a Mutual Savings Bank board member.

         First Northern Savings Bank. First Northern Savings Bank does not pay a retainer fee. Each director receives a $1,250 fee for attendance at each board meeting, other than the chairman (currently Mr. Swoboda) who receives $1,500, and each non-officer director receives fees of $125 per hour for attendance at any committee meeting. Messrs. Crowley, Jr., Lopina, Meeuwsen, Olson and Swoboda are directors of First Northern Savings Bank, although Mr. Crowley, Jr. does not receive compensation as a First Northern Savings Bank board member.

                            2001 STOCK INCENTIVE PLAN

         Bank Mutual directors are eligible to participate in the 2001 Plan. Pursuant to the 2001 Plan and OTS regulations, no individual may receive more than 25% of the shares which can be issued under the 2001 Plan, and non-employee directors as a group are limited to not more than 30% of the shares which can be issued under the 2001 Plan, and individually to not more than 5%. In 2001, each non-employee director received 5,000 shares of restricted stock (3,000 shares in May to each non-employee director valued at $11.76 each on the date of grant, and 2,000 shares each in November valued at $16.29), and options to purchase 20,000 shares at $11.76 per share, under the 2001 Plan. See "Executive Compensation" for grants to executive officers. The options and grants vest 20% per year, becoming fully vested after five years. See "Amendment to 2001 Plan" for a proposed amendment to accelerate vesting in the event of a change in control and provide the administering committee discretion to waive conditions to exercise.

                     DEFERRED RETIREMENT PLANS FOR DIRECTORS

         Both Mutual Savings Bank and First Northern Savings Bank maintain deferred retirement plans for non-officer directors. Both the deferred retirement plans below include provisions whereby the directors may forfeit their benefits for matters specified in each of the plans which are adverse to the banks. Both plans may be amended by the appropriate board of directors, although a plan amendment may generally not impair the rights of persons who are receiving benefits under the plans.

         Mutual Savings Bank. Mutual Savings Bank non-officer directors who have provided at least five years of service will be paid $833 per month for 10 years (or, if less, the number of years of service on the board) after their retirement from the Mutual Savings Bank board or age 65, whichever is later. All of the existing eligible directors' benefits (other than Mr. Herr's) have vested. In the event a director dies prior to completion of these payments, payments will go to the director's heirs. Mutual Savings Bank has funded these arrangements through "rabbi trust" arrangements, and based on actuarial analyses believes these obligations are adequately funded.

         First Northern Savings Bank. Eligible directors under the First Northern Savings Bank Directors' Deferred Retirement Plan include non-officers serving as members of the First Northern Savings Bank board and any director of an advisory board established by the bank if the person was a director of a predecessor institution and is designated by the board to participate. Eligible directors who either terminate board service for any reason after both attaining age 62 and completing at least nine full years of service on the First Northern Savings Bank board or any predecessor board, or who terminate service before attaining age 62, but whose age plus full years of service equals or exceeds 70, will be entitled to a monthly retirement benefit of $1,000 for 180 months or until the director's death if earlier. If the eligible director dies after benefits have commenced, but prior to the receipt of 36 monthly payments, the benefit will continue to the director's beneficiary for the duration of the 36-month period. Benefits are payable for a maximum of 15 years. This plan is funded through insurance.

                                      OTHER

         See "Executive Compensation" for compensation paid to, and compensatory agreements with, Messrs. Crowley, Sr., Crowley, Jr. and Meeuwsen as executive officers of Bank Mutual, its subsidiaries and/or the MHC.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Under the federal securities laws, Bank Mutual's directors, its executive officers and any person holding more than 10% of the common stock are required to report their initial ownership of the common stock and any subsequent change in that ownership to the SEC. Specific due dates for these reports have been established and Bank Mutual is required to disclose in this proxy statement any failure to file such reports by these dates during the last year.

         We believe all of these filing requirements were satisfied for the year ended December 31, 2001. In making these disclosures, Bank Mutual has relied solely on written representations of its directors and executive officers and copies of the reports that they have filed with the SEC.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

         The following table sets forth information concerning the total compensation of the chief executive officer, the other four most highly compensated Bank Mutual executive officers, and Mr. Crowley, Sr. for services in all capacities to Bank Mutual for the last three fiscal years. The information includes service to, and payments by, Bank Mutual and its subsidiaries.

         Messrs. Meeuwsen and Colberg were executive officers of First Northern prior to its acquisition by Bank Mutual, and became executive officers of Bank Mutual upon the acquisition as well as continuing as officers of First Northern Savings Bank. Bank Mutual agreed in the acquisition to continue Mr. Meeuwsen's employment agreement and to replace Mr. Colberg's employment agreement with one with substantially similar economic terms. Therefore, Bank Mutual is reporting their compensation for fiscal 2000 as including cash compensation from First Northern during periods in 2000 prior to the acquisition. Information for 1999 is not presented for Messrs. Meeuwsen and Colberg, as neither Bank Mutual nor Mutual Savings Bank had any involvement with determining that compensation. In addition, information is presented for Mr. Crowley, Sr., who is an executive officer of Mutual Savings Bank and the MHC but not of Bank Mutual, as a consequence of his service on the Bank Mutual board and the MHC's ownership position in Bank Mutual.

                                                                             LONG-TERM COMPENSATION
                                                                             ----------------------
                                                                                     AWARDS
                                                                                     ------
                                                                                           SECURITIES
                                                                                           UNDERLYING
                                              ANNUAL COMPENSATION (1)       RESTRICTED       OPTIONS       ALL OTHER
                                              -----------------------      STOCK AWARDS      -------      COMPENSATION
    NAME AND PRINCIPAL POSITIONS     YEAR     SALARY($)(2)   BONUS($)(3)      ($)(4)         (#)(5)          ($)(6)
    ----------------------------     ----     ------------   -----------      ------         ------          ------
 Michael T. Crowley, Jr.             2001     $607,060       $ 68,425       $1,063,110       184,000        $ 71,245
 Chairman and Chief Executive        2000     $609,060       $ 23,800           --             --           $  1,700
 Officer of Bank Mutual; President   1999     $573,556          --              --             --           $  1,600
 and CEO of Mutual Savings Bank

 Michael T. Crowley, Sr.             2001     $252,052       $ 27,600        $533,820        100,000        $ 28,344
 Chairman of Mutual Savings Bank     2000     $254,052       $ 9,600            --             --           $  1,020
 and the MHC (7)                     1999     $238,052          --              --             --           $  1,280

 Michael D. Meeuwsen                 2001     $207,000       $ 75,000        $533,820        80,000         $ 41,471
 President and Chief Operating       2000     $199,500       $ 46,000           --            --(8)         $ 12,750(8)
 Officer of Bank Mutual; President                                              --
 and CEO of First Northern Savings
 Bank

 Eugene H. Maurer, Jr.               2001     $149,390       $ 13,740        $175,530        45,000         $ 18,491
 Senior Vice President and           2000     $145,040       $ 10,800           --             --           $  1,500
 Secretary of Bank Mutual; Senior    1999     $139,465          --              --             --           $  1,435
 VP and Secretary/Treasurer of
 Mutual Savings Bank

 Rick B. Colberg                     2001     $  94,400      $ 30,000        $175,530        45,000         $ 22,005
 Chief Financial Officer of Bank     2000     $  89,500      $ 18,500           --            --(8)         $ 12,750(8)
 Mutual; Senior VP and Treasurer                                                --
 of First Northern Savings Bank

 Marlene M. Scholz                   2001     $103,065       $ 9,478         $175,530        45,000         $ 12,757
 Senior Vice President of Bank       2000     $100,065       $ 9,001            --                          $  1,051
 Mutual; Senior VP-Controller of     1999     $ 84,065         --               --                          $    865
 Mutual Savings Bank

------------------
(1) While each of the named individuals received perquisites or other personal benefits in the years shown, the value of these benefits is not indicated, in accordance with Securities and Exchange Commission ("SEC") regulations, since they did not together exceed the lesser of $50,000 or 10% of the individual's salary and bonus in any year.
(2) Includes any directors' fees paid to the individual while serving as an executive officer.
(3) Annual bonus amounts are earned and accrued during the years indicated and paid after the beginning of the next calendar year.
(4) Represents grants of restricted shares under the management recognition plan provisions of the 2001 Plan. Shares vest over a five year period. The amounts represent the number of shares granted times the average market price on the date of grant.
(5) Represents stock options granted under the 2001 Plan. No SARs have been granted thereunder.
(6) In 2001, includes employer contributions to the 401(k) Plan in the following amounts: Mr. Crowley, Jr.--$2,100; Mr. Crowley, Sr.--$2,100; Mr. Meeuwsen--$14,875; Mr. Maurer--$1,552; Mr. Colberg--$9,791; and Ms. Scholz--$1,071. The 2001 amounts also include the following ESOP allocations: Mr. Crowley, Jr.--$18,556; Mr. Crowley, Sr.--$18,556; Mr. Meeuwsen--$18,556; Mr. Maurer--$16,939; Mr. Colberg--$12,214; and Ms.
         Scholz--$11,686. Also included in 2001 are the following Restoration Plan payments: Mr. Crowley, Jr.--$50,589; Mr. Crowley, Sr.--$7,688; and Mr. Meeuwsen--$8,040.
(7) Mr. Crowley, Sr. is an executive officer of Mutual Savings Bank and the MHC, but not of Bank Mutual.
(8) Messrs. Meeuwsen and Colberg received stock option grants from First Northern prior to its acquisition by Bank Mutual. Those First Northern options were "cashed out" as part of Bank Mutual's acquisition of First Northern. In that transaction, each First Northern option holder received an amount equal to the cash difference between the option stock price and the $15.00 per share cash price offered to First Northern shareholders. Bank Mutual agreed to an additional payment of 25% of the cash difference to recognize the tax effect resulting from the required conversion into cash. These additional 25% payments, which are not included in the table, were $275,286 for Mr. Meeuwsen, and $129,710 for Mr. Colberg. Bank Mutual did not award the underlying options or determine the value of the option spread; therefore, those amounts are not included. The options were granted by First Northern over the course of ten years.

                   STOCK OPTIONS AND EQUITY COMPENSATION PLANS

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

         The following table sets forth information with respect to options granted to the six executive officers named in the Summary Compensation table concerning options granted in fiscal 2001.

                                              Percent of                                       Realized Value at
                              Securities       Options/                                          Assumed Annual
                              Underlying         SARs                                         Rates of Stock Price
                               Options/       Granted to                                          Appreciation
                                 SARs          Employees      Exercise or                     for Option Term (2)
                               Granted         in Fiscal       Base Price     Expiration      -------------------
Name                            (#)(1)           Year            ($/sh)          Date            5%        10%
----                         ------------     ----------      ------------    ----------      --------   --------
Michael T. Crowley, Jr.           184,000          19.7%            $11.76         5/8/11     $ 1,360,827   $ 3,448,604
Michael T. Crowley, Sr.           100,000          10.7%            $11.76         5/8/11     $   739,580   $ 1,874,241
Michael D. Meeuwsen                80,000           8.6%            $11.76         5/8/11     $   591,664   $ 1,499,393
Eugene H. Maurer, Jr.              45,000           4.8%            $11.76         5/8/11     $   332,811   $   843,409
Rick B. Colberg                    45,000           4.8%            $11.76         5/8/11     $   332,811   $   843,409
Marlene M. Sholz                   45,000           4.8%            $11.76         5/8/11     $   332,811   $   843,409

------------------
(1) No SARs have been granted; all grants reflect stock options under the Option Plan.
(2)      Assumes the stated appreciation from the date of grant.

                       AGGREGATED OPTION/SAR EXERCISES IN
             LAST FISCAL YEAR AND FISCAL YEAR END OPTIONS/SAR VALUES

         The following table sets forth information with respect to the six executive officers named in the Summary Compensation Table concerning the number and value of options outstanding at December 31, 2001. No options were exercised in fiscal 2001 or were exercisable at the fiscal year end.

                                        Number of Securities Underlying              Value of Unexercised in the
                                             Unexercised Options/                        Money Options/SARs
                                             SARs at FY-End (#)(1)                        at FY-End ($)(2)
Name                                             Unexercisable                              Unexercisable
----                                         ---------------------                     ------------------
Michael T. Crowley, Jr.                                184,000                                   $647,680
Michael T. Crowley, Sr.                                100,000                                   $352,000
Michael D. Meeuwsen                                     80,000                                   $281,600
Eugene H. Maurer, Jr.                                   45,000                                   $158,400
Rick B. Colberg                                         45,000                                   $158,400
Marlene M. Scholz                                       45,000                                   $158,400

------------------
(1) Represents options granted under the 2001 Plan. No SARs have been granted. No options were yet exercisable on December 31, 2001.
(2) Represents the difference between the exercise price and the $15.28 reported closing price of Bank Mutual common stock on the Nasdaq Stock Market on December 31, 2001, the last trading date of the fiscal year. No options were exercisable on December 31, 2001.

                      EQUITY COMPENSATION PLAN INFORMATION

         The following chart gives aggregate information regarding grants under all equity compensation plans of Bank Mutual through December 31, 2001.

                                                                                              Number of securities
                                                                                               remaining available
                                         Number of securities                               for future issuance under
                                          to be issued upon          Weighted-average          equity compensation
                                             exercise of             exercise price of          plans (excluding
                                         outstanding options,      outstanding options,       securities reflected
            Plan category                warrants and rights        warrants and rights          in 1st column)
            -------------                -------------------        -------------------          --------------
Equity compensation plans approved            1,094,000                   $11.76                     20,849
by securityholders (1)

Equity compensation plans not                    -0-                        n/a                        -0-
approved by securityholders

Total                                         1,094,000                   $11.76                     20,849

------------------
(1) Represents options granted under the 2001 Plan, which was approved by shareholders in May 2001. In addition, as of December 31, 2001, grants of 329,000 restricted shares had been made under the 2001 Plan, and 5,454 shares remained available for grant as restricted shares.

                        DEFINED BENEFIT RETIREMENT PLANS

         Mutual Savings Bank has maintained a qualified defined benefit pension plan that covers substantially all employees who are age 21 or over and who have at least one year of service. Effective January 1, 2002, this plan became a Bank Mutual plan, in which employees of both Mutual Savings Bank and First Northern Savings Bank now participate. Pension benefits are based on the participant's average annual compensation (salary and bonus) and years of credited service. Years of credited service in the qualified defined benefit pension plan begin at date of participation in the plan. Benefits are determined in the form of a ten year certain and life annuity.

         Designated officers also participate in a non-qualified defined benefit pension plan. This non-qualified plan provides monthly supplemental benefits to participants which will be paid out of the rabbi trust established for this plan, or unsecured corporate assets. The amount of the non-qualified plan benefit in the form of a ten year certain and life annuity is determined as:

         - an amount calculated under the qualified defined benefit pension plan without regard to the limitations imposed by the Internal Revenue Code on benefit or compensation amounts and without regard to certain limitations on years of service; minus

         - the pension benefit accrued in the qualified defined benefit pension plan.

         The following table shows the estimated annual benefits payable in ten year certain and life annuity form for participants retiring on their normal retirement date at age 65 with various combinations of years of service and average annual compensation under the qualified defined benefit plan plus, for those officers eligible to participate, the non-qualified plan. At March 31, 2002, accrued years of service for officers named in the summary compensation table were: Mr. Crowley, Sr. - 68 years; Mr. Crowley, Jr. - 34 years, Mr. Maurer
- 19 years, and Ms. Scholz - 20 years. Messrs. Meeuwsen and Colberg were not eligible in 2001 to participate in the defined benefit retirement plan because they were not Mutual Savings Bank employees. Going forward, they will participate in it, but their accrued years of service to determine benefits will begin on January 1, 2002.

          Final Average
           Compensation                              Years of Service(1)
           ------------     ---------------------------------------------------------------------
                               15          20          25           30         35          40
                               --          --          --           --         --          --
                 $ 100,000   $ 28,300    $ 37,700     $ 49,700    $ 61,600   $ 73,500    $ 83,600
                   150,000     44,000      58,600       77,000      95,400    113,800     128,900
                   200,000     59,600      79,500      104,400     129,300    154,200     174,300
                   250,000     75,300     100,400      131,800     163,100    194,500     219,600
                   300,000     91,000     121,300      159,200     197,000    234,800     265,000
                   350,000    106,700     142,200      186,500     230,800    275,100     310,300
                   400,000    122,300     163,100      213,900     264,700    315,500     355,700
                   450,000    138,000     184,000      241,300     298,500    355,800     401,000
                   500,000    153,700     204,900      268,700     332,400    396,100     446,400
                   550,000    169,400     225,800      296,000     366,200    436,400     491,700
                   600,000    185,000     246,700      323,400     400,100    476,800     537,100
                   650,000    200,700     267,600      350,800     433,900    517,100     582,400
                   700,000    216,400     288,500      378,200     467,800    557,400     627,800
                   750,000    232,100     309,400      405,500     501,600    597,700     673,100

-----------------------------
(1) Years of service in the non-qualified defined benefit pension plan begin at date of hire. As of December 31, 2001, Mr. Crowley, Sr. has more than 68 years of service with Mutual Savings Bank. The amount of his total annual accrued benefit as of December 31, 2001 was approximately $326,484.

                             EMPLOYMENT ARRANGEMENTS

         Mutual Savings Bank Employment Agreements. Mutual Savings Bank has employment agreements with Messrs. Crowley Sr. and Jr. and Maurer, Ms. Scholz, and certain executive officers of Mutual Savings Bank. The initial terms of the employment agreements are three years. For Messrs. Crowley, each year the agreement may be extended so that the agreement remains in effect for a rolling three years upon agreement of Messrs. Crowley and by affirmative action of Mutual Savings Bank's board of directors. For the other executives, at the end of the initial three year term and on each anniversary date thereafter, the employment term may be extended for an additional year upon agreement of the executive and by affirmative action taken by Mutual Saving Bank's board. Under the employment agreements, each executive is entitled to a base salary which is reviewed annually based upon individual performance and Mutual Saving Bank's financial results, as well as benefits and perquisites, in accordance with Mutual Saving Bank's policies.

         The initial annual salary amounts for each of the covered executive officers were as follows: Mr. Crowley, Jr.-$595,000; Mr. Crowley, Sr.-$240,000; Mr. Maurer-$145,000; and Ms. Scholz-$100,025. These amounts may be changed in subsequent years, but generally may not be reduced.

         The employment agreements can be terminated at the election of the executive officer or Mutual Savings Bank at the expiration of the term, at any time for cause, upon the occurrence of certain events specified by federal statute or regulation, or as a result of the executive officer's retirement, disability or death. Each employment agreement can also be voluntarily terminated without cause by the executive officer or Mutual Savings Bank. Each executive officer may also terminate his or her employment agreement under certain circumstances following a change in control.

         Upon termination of an executive's employment at his or her election at the expiration of the term of the employment agreements, the executive is entitled to receive unpaid compensation for the period of employment plus accrued but unused vacation time. Upon termination of employment at the election of Mutual Savings Bank at the expiration of the term, the executive is entitled to receive the same compensation as if he or she had voluntarily terminated at the end of the term as well as an amount equal to 100% of his or her annual base salary at the date of termination and certain benefits for a period of twelve months thereafter.

         Upon each executive's death or retirement at age 65, the executive or the executive's personal representative will receive his or her earned but unpaid base salary and incentive compensation prorated to the end of the calendar month in which such termination occurs and compensation for accrued but unused vacation time. If the executive officer terminates employment voluntarily or is terminated by Mutual Savings Bank for cause, the executive shall not be entitled to any compensation or benefits for any period after the date of termination.

         If during the term Mutual Savings Bank terminates an executive officer without cause or the employment agreement is terminated by the executive officer for cause, the executive would be entitled to receive 100% of base salary at the time of termination through the end of a severance period. If the termination occurs within the initial three year term of employment, the severance period will be through the end of the initial three year term, but not less than one year, and if the termination shall occur after the initial three year term, the severance period will be one year. In the case of Messrs. Crowley, the period is extended to 12 months beyond the current term of employment, but not more than 36 months. Also, the executive would continue to receive certain insurance and other benefits until twelve months after the end of the term of employment. Mutual Savings Bank must also pay to each executive an additional lump sum cash payment in an amount equal to the product of Mutual Savings Bank's annual aggregate contributions for the benefit of the executive to all qualified retirement plans in the year preceding termination and the number of years in the severance period.

         Under each employment agreement, the executive officer may also terminate employment following a change in control of Mutual Savings Bank, as defined in the agreements, under certain circumstances, including a reduction in compensation or responsibilities. Upon any such termination as a result of a change in control, each executive officer has a right to receive payments and benefits as if a termination by Mutual Savings Bank without cause had occurred. However, under no circumstances may the aggregate amount of all severance payments and termination benefits, computed on a present value basis, exceed an amount which would cause the payments to be characterized as parachute payments within the meaning of Section 280G(b)(2) of the Internal Revenue Code (the "Code"). That section generally defines parachute payments to include any severance payments and termination benefits which, on a present value basis, equal or exceed three times the executive officer's average annual total compensation over a five-year period immediately preceding the change in control.

         First Northern Employment Agreements. First Northern Savings Bank has employment agreements with Messrs. Meeuwsen and Colberg and several other executive officers of First Northern Savings Bank.

         Mr. Meeuwsen's agreement was entered into in 1990. The initial term of his agreement was five years; it is automatically extended for an additional year on the annual anniversary date unless contrary written notice is given by either First Northern Savings Bank or Mr. Meeuwsen, and has been extended on every anniversary date. Under his agreement, Mr. Meeuwsen is entitled to a base salary which is reviewed annually based upon individual performance and the financial results of First Northern Savings Bank. His initial annual base salary for 2000 was $182,000. The agreement also provides that he shall be eligible for incentive compensation and be entitled to reimbursement of business expenses and other benefits and perquisites, in accordance with the bank's policies.

         The agreement can be terminated at the election of Mr. Meeuwsen or First Northern Savings Bank at the expiration of the term, at any time for cause, upon the occurrence of certain events specified by federal statute or regulation, or as a result of his retirement, disability or death. It can also be voluntarily terminated without cause by him or First Northern Savings Bank during the term of the agreement. Mr. Meeuwsen may also terminate his employment agreement under certain circumstances following a change in control.

         Upon termination of Mr. Meeuwsen's employment at his election at the expiration of his employment agreement, he is entitled to receive unpaid base salary and incentive compensation for the period of employment and compensation for accrued but unused vacation time. Upon termination of employment at the expiration of the agreement at the election of First Northern Savings Bank, he is entitled to receive the same compensation as if he had voluntarily terminated at the end of the term as well as an amount equal to 100% of his annual base salary at the date of termination and certain benefits for a period of twelve months thereafter.

         Upon Mr. Meeuwsen's death or retirement, he or his personal representative, as the case may be, shall receive his earned but unpaid base salary and incentive compensation prorated to the end of the calendar month in which such termination occurs and compensation for accrued but unused vacation time. His agreement defines retirement to mean retirement in accordance with and pursuant to any retirement plan of the bank generally applicable to its executive officers or in accordance with any arrangements established with his consent.

         If Mr. Meeuwsen terminates employment voluntarily during a term or he is terminated for cause, as defined in the employment agreement, he shall not be entitled to any compensation or benefits for any period after the date of termination. If during the term he is terminated without cause or he terminates the agreement for cause, he would be entitled to receive 100% of salary at termination until twelve months after the then-current term, provided that such compensation may not exceed an amount equal to 60 months of base salary, along with unpaid base salary and incentive compensation and accrued but unused vacation time. Mr. Meeuwsen would also continue to receive certain insurance and other benefits for that period. First Northern Savings Bank must also pay him, if it terminates him without cause, an additional lump sum cash payment in an amount equal to the product of First Northern Savings Bank's annual aggregate contributions for his benefit to all qualified retirement plans in the year preceding termination and the number of years remaining in his employment agreement.

         Mr. Meeuwsen may also terminate employment following a change in control, as defined in the agreement, of First Northern Savings Bank or Bank Mutual under certain circumstances, including a reduction in compensation and benefits or responsibilities and duties. Upon any such termination as a result of a change in control, Mr. Meeuwsen has a right under his employment agreement to receive payments and benefits as if a termination without cause had occurred. Mr. Meeuwsen agreed not to take any of these benefits in connection with the Bank Mutual transaction.

         The agreement provides that under no circumstances may the aggregate amount of all severance payments and termination benefits, computed on a present value basis, exceed an amount which would cause the payments to be characterized as parachute payments within the meaning of Section 280G(b)(2) of the Code.

         Mr. Colberg, along with various other executive officers of First Northern, had agreements similar to Mr. Meeuwsen's prior to the Bank Mutual acquisition, although those agreements were generally for a term of three years. In connection with the Bank Mutual transaction, Mr. Colberg entered into a new employment agreement with First Northern Savings Bank. The terms of the new employment agreement are substantially the same as those for Mr. Maurer and Ms. Scholz described above, with an initial base salary of $88,500 in Mr. Colberg's case, except that Mr. Colberg would be entitled to two years' salary in the event First Northern Savings Bank would not renew the agreement at the end of its initial term.

                          OTHER COMPENSATION AGREEMENTS

         Crowley Sr. Deferred Compensation Agreement. Mutual Savings Bank has had a deferred compensation arrangement with Mr. Crowley, Sr. for over 20 years under which Mutual Savings Bank agreed to defer a portion of Mr. Crowley's compensation in exchange for compensation payments at the later date. The precise provisions have been modified from time to time, most recently in a 1998 agreement. To fund this obligation, Mutual Savings Bank purchased a life insurance policy on the life of Mr. Crowley, Sr. The policy is now fully paid, and Mutual Savings Bank believes the arrangements are fully funded.

         Upon Mr. Crowley, Sr.'s retirement, he will receive a life income in monthly installments, with a minimum of 240 installments. The monthly installments will be equal to the amount that would be payable to Mutual Savings Bank under the life insurance policy if Mutual Savings Bank were to exercise a settlement option under the policy for monthly life income, with a 240 month period certain, with payments commencing as of the date of Mr. Crowley's retirement. If Mr. Crowley were to die before retirement or receipt of 240 monthly payments, the amounts otherwise payable to him will be paid in equal shares to his two children (including Mr. Crowley, Jr.) or to their survivors.

         Under certain circumstances, Mutual Savings Bank may elect to make a lump sum or other type of payment to Mr. Crowley, Sr. or his heirs. Those payments would be based upon other forms of payment which may be available under the life insurance policy.

         First Northern Supplemental Retirement Agreements. First Northern Savings Bank has entered into supplemental retirement agreements with Mr. Meeuwsen and certain of its other executive officers (including Mr. Colberg). Messrs. Meeuwsen and Colberg, or their beneficiaries, will receive a total of 180 monthly payments of $10,520 and $2,646 per month, respectively, commencing on the first day of the month following the earlier of their respective attainment of age 65 or their death. If the supplemental retirement benefits commence prior to the executive's attainment of age 65 because of his death, or if the executive officer requests acceleration of his benefit payments (and the compensation committee consents to such acceleration), the amount of the monthly payment will be reduced to reflect a 6% discount rate compounded monthly. These supplemental retirement agreements are subject to the same parachute payment limitations that govern employment agreements. Mr. Meeuwsen's supplemental retirement agreement benefits vested as a result of the Bank Mutual transaction. Mr. Colberg's benefits had already vested.

                               OTHER BENEFIT PLANS

         Employee Stock Ownership Plan. The ESOP is a tax-qualified plan that covers substantially all salaried employees who have at least one year of service and have attained age 21. It became effective at the completion of the Mutual Savings Bank restructuring. Bank Mutual loaned this plan sufficient funds to purchase up to 8% of the Bank Mutual shares issued to persons other than the MHC. The ESOP purchased 60,910 shares in the Mutual Savings Bank restructuring subscription offering and 830,969 shares on the open market after the restructuring.

         The loan is for a term of ten years and calls for level annual payments of principal. Interest payments, at the prime rate, will be made quarterly. The ESOP initially pledged the shares it purchased as collateral for the loan and holds them in a suspense account.

         The ESOP does not allocate the pledged shares immediately. Instead, it will release a portion of the pledged shares annually as payments are made on the loan. The loan payments made by the ESOP come from employer contributions and dividends paid on the shares held in the plan. No shares were released in 2000. If the ESOP repays its loan as scheduled over a 10-year term, 10% of the shares will be released annually in 2001 through 2010. The ESOP will allocate the shares released each year that are attributable to employer contributions among the accounts of participants in proportion to their compensation for the year. For example, if a participant's compensation for a year represents 1% of the total compensation of all participants for the year, the ESOP would allocate to that participant 1% of the shares released for the year attributable to employer contributions.

         ESOP participants will direct the voting of shares allocated to their individual accounts. Shares in the suspense account, which are those not yet allocated to individual accounts, will be voted at the Bank Mutual board's discretion.

         Restoration Plan. Mutual Savings Bank also established in 2001 a "Restoration Plan" to compensate selected executive officers for any benefits under the ESOP and the Bank Mutual Corporation 401(k) Plan which they are unable to receive because of limitations under the Code on contributions and benefits. The Code limits the salary deferrals that an employee may contribute to the 401(k) Plan and also restricts the amount of tax-qualified plan benefits that can be received by plan participants.

         The restoration plan permits eligible officers (which includes vice presidents, senior vice presidents or other officers) to defer compensation which they are unable to contribute to the 401(k) Plan because of Code limits. In addition, the restoration plan provides benefits for eligible officers based upon the allocations they would have received in the ESOP and 401(k) Plan in the absence of Code limitations. Under the Code, in 2002, only the first $200,000 of compensation may be considered in determining benefits under tax-qualified plans (subject to annual cost-of-living adjustments).

         For example, under the ESOP, only the first $200,000 of earnings are considered in determining ESOP benefits for 2002. Under the restoration plan, an executive officer would receive an amount equal to the benefit that the officer would have received under the ESOP in the absence of the compensation limit. Therefore, if an executive officer had total compensation of $250,000, the officer would receive an award equal to the average allocation percentage under the ESOP for the $50,000 of compensation in excess of the Code limit.

         The restoration plan currently covers all executive officers and several other persons. The annual allocations to employees under the restoration plan will not be tax deductible by the employer or included in the taxable compensation of the employees receiving the allocations. When benefits are paid to employees following their termination of employment, the payments will be deductible by the employer and included in the taxable compensation of the employees receiving those payments.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         Committee Composition. The Bank Mutual board of directors has established a Compensation Committee to determine salaries, and make other compensation and plan decisions. It served to make compensation determinations for 2001, and expects to continue in that role going forward. The current members of the Compensation Committee are identified below.

         Messrs. Meeuwsen and Colberg were executive officers of First Northern prior to its acquisition by Bank Mutual, and became executive officers of Bank Mutual upon the acquisition as well as continuing as officers of First Northern Savings Bank. Bank Mutual agreed in connection with the acquisition to continue Mr. Meeuwsen's employment agreement and replace Mr. Colberg's agreement with one on substantially similar economic terms. That compensation was not, however, initially determined by Bank Mutual or Mutual Savings Bank.

         Compensation Philosophy. In determining compensation, the Committee has recognized that Bank Mutual and its subsidiaries must provide its executive officers and key employees an attractive compensation package in order to attract and retain talented and highly experienced personnel. The Committee has sought to offer compensation which it believes is in line with compensation paid by other similarly situated institutions (including banks, savings banks and savings associations, but not co-extensive with the broad based, nationwide group used for peer group comparison in the Performance Graph), so as to be neither unduly generous nor lagging other institutions. In making its decisions, the Committee has also noted that, as a mutual institution, Mutual Savings Bank previously could not provide stock-based incentive compensation, as could publicly held institutions, and noted the effect on prior compensation when going forward.

         Base Salary. In determining the base salary of executive officers, the Committee reviewed, among other things, third party surveys of peer institutions, the historical compensation of those officers and performance of Bank Mutual and its subsidiaries, including First Northern Savings Bank prior to the acquisition in the case of former First Northern officers. In that regard, the Committee noted that there was an acceleration of charges in 1999 relating to the impairment of Mutual Savings Bank's intangible assets which resulted from a prior acquisition, and the Committee therefore focused primarily on results, and comparisons of 1999 to 2000, before those unusual expense items. The Committee also noted that comparisons between 1999 and 2000 were also difficult because of the occurrence of the First Northern acquisition and the conversion in November 2000.

         In making those reviews about performance before the unusual items, the Committee noted that Mutual Savings Bank's profitability in 2000 had increased over 20%. As to First Northern Savings Bank, the Committee noted that results were lower than the prior year; however, those results were significantly affected by matters relating to the acquisition by Bank Mutual. Without those unusual occurrences, First Northern Savings results would have been improved. The Committee also recognized the significant and extraordinary efforts which all executive officers had made during 2000 to successfully complete Mutual Savings Bank's unique restructuring transaction, the formation of Bank Mutual and the acquisition of First Northern. Based upon those results, the Committee determined that the executive officers should receive either level salaries or a small increase (up to 5.5%) in base salary. The Committee also noted that stock-based incentives would likely become available for the year 2001 and would provide an additional means of compensation.

         Bonus/Incentives. For fiscal 2001, cash incentive payments were determined under the Mutual Savings Bank and First Northern Savings Bank cash incentive plans. Executive officers were covered by plan for the particular savings bank for which the officer performed the bulk of his or her services. Under the Mutual Savings Bank plan for 2001, the Committee set Mutual Savings Bank return on assets and income targets, as well as target bonus payments for each of the executive officers. Actual bonus amounts would be determined based upon Mutual Savings Bank's performance as to those financial criteria. Although the Mutual Savings Bank plan permitted a portion of the bonus to be determined based on individual performance goals, that alternative was not used for fiscal

2001. Mutual Savings Bank exceeded both its return on assets and net income goals in 2001, and executive officers therefore earned bonuses equaling 115% of the target bonus amount.

         The First Northern Savings Bank Cash Incentive Plan operated in a similar manner to Mutual Savings Bank's, although for fiscal 2001 certain individuals (such as Mr. Colberg) had a portion of their bonus determined by the degree to which individual goals were met. As to corporate performance, First Northern Savings Bank substantially exceeded both the earnings and return on assets goals and, therefore, each covered executive officer earned 120% of his performance target bonus to the extent it was based on First Northern Savings Bank's performance. The remaining portions were determined based upon individual goals.

         Chief Executive Officer Compensation. In addition to the factors discussed above, when determining the salary of the Chief Executive Officer, the Committee believed that it was appropriate to continue a transition that began the prior year from base salary to more incentive-based compensation. Therefore, although the Committee was well pleased with his performance and accomplishments during 2000, particularly the successful completion of the restructuring and the First Northern acquisition, the Committee did not increase the cash base salary to the CEO. The Committee noted, however, that under the incentive provisions, the Chief Executive Officer would be eligible to earn a cash incentive bonus of up to 20% of his base salary. His ultimate bonus number was $68,425, determined under Mutual Savings Bank's cash incentive plan. In addition, the Committee noted that the Chief Executive Officer would be eligible for stock-based compensation, assuming shareholder approval of the 2001 Plan, which occurred after salaries were determined. The Chief Executive Officer was later awarded 80,000 restricted shares, and options to purchase 184,000 shares.

         Stock-Based Incentives. The Committee believes that stock-based compensation can provide an important incentive to executive officers that also aligns their interests with those of shareholders, since the value of the compensation will depend upon the performance of the stock price. The ESOP has been established, and the 2001 Plan was approved by shareholders, to provide certain stock-based compensation. However, Office of Thrift Supervision ("OTS") regulations limited the amount and types of stock-based compensation which could be authorized or granted within one year of Bank Mutual's restructuring.

         In making awards under the 2001 Plan during 2001, the Committee complied with the OTS limits. However, it also recognized that, over the course of many years of service, Mutual Savings Bank officers, employees and directors had not been able to receive any equity-based compensation. Further, the Committee considered that former First Northern officers, employees and directors had been required to "cash out" options in connection with the First Northern acquisition by Bank Mutual. The Committee noted the desirability of substantial equity-based incentives going forward and the elongated five-year vesting schedule mandated by OTS regulations. Therefore, the Committee determined in 2001 to award most of the shares of stock available for option or stock grant under the 2001 Plan, reserving an allowance for future employees. To the extent that the Committee determines that further equity-based compensation will be desirable in the future, additional or different stock-based compensation can then be proposed. In the case of Chief Executive Officer, he was awarded options to purchase 184,000 shares and granted 80,000 shares of restricted stock. These awards were intended to both incent him in going forward and to recognize his many prior years of service to Mutual Savings Bank and his significant efforts in 1999 and 2000 in the creation of Bank Mutual and its acquisition of First Northern. Awards to other executive officers reflected similar considerations.

         Section 162(m) Limitations. Section 162(m) of the Code limits the deductibility of compensation to certain executive officers of publicly held companies of over $1 million in any fiscal year. Exceptions are made for, among other things, performance-based plans approved by shareholders. Going forward, the Committee intends to be mindful of these limitations. Shareholder approval of the 2001 Plan was sought, and obtained, among other reasons to qualify for an exception from Section 162(m) for performance-based compensation payable under the 2001 Plan.

         Current Compensation Committee Members:

         David J. Rolfs (Chairman)     Raymond W. Dwyer, Jr.     Thomas J. Lopina, Sr.     William J. Mielke

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         None of the members of the Mutual Savings Bank Finance Committee was an officer or employee of Mutual Savings Bank or Bank Mutual, nor did they have any other reportable interlock or transaction. Mr. Lopina, who joined the Bank Mutual Compensation Committee in December 2000 has an outstanding loan from First Northern Savings Bank. For a description of Bank Mutual's policies with respect to loans to officers, directors and employees, and Mr. Lopina's loan, see "Certain Transactions with Bank Mutual."

                                PERFORMANCE GRAPH

         Set forth below is a line graph comparing the cumulative total shareholder return on Bank Mutual common stock, based on the market price of the common stock and assuming reinvestment of cash dividends, with the cumulative total return of companies on the NASDAQ Stock Market US Index and the SNL Mutual Holding Company Thrift Index. The graph assumes $100 was invested on November 2, 2000, the first date of Bank Mutual stock trading, in Bank Mutual common stock and each of those indices.

Stock/Index                                11/02/00      12/31/00     3/31/01     6/30/01    9/30/01     12/31/01
-----------                                --------      --------     -------     -------    -------     --------
Bank Mutual Common Stock                   $100.00       $ 93.83      $108.74     $140.90    $161.52     $153.94
NASDAQ Stock Market (U.S.)                 $100.00       $ 71.67        53.50       63.05      43.74     $ 56.87
SNL Mutual Holding Company                 $100.00       $113.45       116.74      130.82     136.62     $147.65
  Thrift Index




















                             AMENDMENT OF 2001 PLAN

         The information in this Proxy Statement with respect to the proposed Amendment to the 2001 Plan is qualified in its entirety by reference to the text of the Bank Mutual Corporation 2001 Stock Incentive Plan, which is attached hereto as Appendix A. The text of the proposed amendment is shown on Appendix A using italics. The Bank Mutual board adopted the Amendment on February 4, 2002, subject to shareholder approval.

                                     GENERAL

         At the 2001 annual meeting, Bank Mutual shareholders approved the Bank Mutual Corporation 2001 Stock Incentive Plan. The 2001 Plan is intended to constitute a stock-based incentive plan for Bank Mutual, as contemplated in the offering materials for the restructuring of Mutual Savings Bank in 2000. It includes provisions by which Bank Mutual may grant (and now has granted) directors, executive officers and other officers and key employees stock options and/or grants of restricted stock under management recognition provisions.

         The 2001 Plan is intended to enhance the operations of Bank Mutual and its subsidiaries by providing increased incentives for selected officers, key salaried employees and directors of Bank Mutual. The Bank Mutual board believes that adoption of the 2001 Plan is desirable because it will promote the interests of Bank Mutual and its shareholders by strengthening Bank Mutual's ability to retain and attract key salaried employees and directors, by encouraging them to maintain their personal interest in Bank Mutual's continued success and progress, and by providing a means linking personal compensation to creation of value to shareholders.

                            REASONS FOR THE AMENDMENT

         The terms and conditions of any stock incentive plan implemented within one year of a mutual-to-stock conversion are substantially limited by regulations of the OTS, and Bank Mutual had drafted the plan to comply with those OTS regulations. Among other things, OTS regulations require that all options in such a plan vest over a period of five years, and that no exception be made in the case of the change in control of an institution and no discretion be given to the administering committee to waive limitations, conditions or restrictions on exercise (including vesting provisions). A later amendment of such a plan, or the vesting schedule, is not prohibited. The 2001 Plan and the Amendment comply with the regulations of the OTS. However, the OTS in no way endorses or approves the Amendment. No written or oral representation shall, or may, be made regarding OTS approval. If any such representations are made, they should not be relied upon.

         Now that a period of more than one year has elapsed since Bank Mutual's formation transactions, the board of directors and shareholders are free to amend the 2001 Plan in any way they now feel is appropriate. The board of directors believes it is appropriate to provide for immediate vesting in the event of a change in control, so as to eliminate concerns for loss of personal benefits when directors, executive officers and key employees are evaluating such proposal, to further promote shareholder value irrespective of the time period, and to fairly compensate those persons in the case of such a transaction. Further, the board believes it is appropriate to grant the administering committee discretion to make waivers of conditions, including the vesting schedule, so that it can address appropriate circumstances. The board of directors believes that plan provisions providing for immediate vesting in the event of a change in control and for committee waiver discretion are common among other publicly held companies.

         This proposal is not being made in connection with any pending or proposed change in control of Bank Mutual. Rather, the board of directors believes it is best to consider such a change in the absence of an actual proposal, to reduce immediate conflicts of interest.

         THE BANK MUTUAL BOARD OF DIRECTORS HAS ADOPTED, SUBJECT TO SHAREHOLDER APPROVAL, THE AMENDMENT TO THE 2001 PLAN AS ADVISABLE AND IN THE BEST INTERESTS OF BANK MUTUAL AND ITS SHAREHOLDERS. THE BOARD UNANIMOUSLY RECOMMENDS THAT BANK MUTUAL SHAREHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT.

                                  THE AMENDMENT

         The 2001 Plan provides that all options and restricted stock awards vest 20% per year, beginning on the first anniversary of grant and ending with complete vesting on the fifth anniversary of grant. That vesting schedule was mandated by OTS regulations for a plan implemented within the first year after a stock reorganization.

         The proposed Amendment would not affect vesting schedules absent a "change in control" in Bank Mutual or absent a committee waiver. However, in the event of a change in control of Bank Mutual, all outstanding stock options would become fully exercisable and vested, and all restrictions on restricted stock would lapse. In the Amendment, a change in control is defined to include:

         -    any person other than the MHC becoming a majority owner of Bank
              Mutual;
         - a change, during any two-year period, in a majority of the directors;
         -    an SEC filing by Bank Mutual indicating a change in its control;
              or
         - any person other than Bank Mutual or the MHC becoming owner of more than 25% of Mutual Savings Bank or First Northern Savings Bank, as to employees of that particular bank.

Notwithstanding those provisions, specified reorganizations of Bank Mutual and the MHC, with prior approval, in which MHC members, Bank Mutual shareholders and certain members of the public control the resulting entity would not constitute a change in control. For further information, see the definition of "Change in Control" in Section 9.02 of the amended plan, on Exhibit A hereto.

         As indicated above, the board of directors believes that such change in control and discretionary waiver provisions are common in option and restricted stock plans. The board of directors wishes to provide for this change so that, in the event of consideration of a change in control, distraction by personal considerations will be minimized. Additionally, in such a circumstance, the board believes that accelerated vesting would fairly recognize the value of those persons in contributing to a successful transaction. The board also wishes that the committee have the discretion to waive conditions to option exercise, including their vesting, if deemed appropriate; however, there are no current plans or proposals to grant any such waivers.

         Except for the addition of provisions providing for full vesting upon change in control, the 2001 Plan will not otherwise be amended or changed. It will thus remain in effect as originally approved by shareholders other than the specific change created by the Amendment.

                             BACKGROUND INFORMATION

         During 2001, there were grants of options and of restricted stock made under the 2001 Plan to directors and executive officers. Those grants are discussed elsewhere in this proxy statement, but are also summarized below. If the Amendment is approved, the options and restricted stock granted to each of these directors and executive officers would fully vest upon any change in control, even if less than five years after the grant, and would be subject to the Committee's discretion to waive conditions.

                                                              Number of Shares        Number of
         Director / Executive Officer                        Subject to Option    Restricted Shares
         ----------------------------                        -----------------    -----------------
         Michael T. Crowley, Jr.                                  184,000               80,000
         Michael T. Crowley, Sr.                                  100,000               40,000
         Michael D. Meeuwsen                                       80,000               40,000
         Eugene H. Maurer, Jr.                                     45,000               13,000
         Rick B. Colberg                                           45,000               13,000
         Marlene M. Scholz                                         45,000               13,000
         Each of Messrs. Buestrin, Dwyer, Herr,
            Lopina, Mielke, Olson, Rolfs and Swoboda               20,000                5,000
         All directors and executive officers as a group          659,000              239,000

         In addition to the above, options to purchase 435,000 shares and awards of 90,000 restricted shares were granted to persons who were not either executive officers or directors. As a result of those grants and subsequent terminations before vesting, at March 1, 2002 there were approximately 20,849 shares remaining available for option and 5,454 shares available for future restricted stock grants under the 2001 Plan. The 2001 Plan also permits Bank Mutual to re-grant any restricted shares or options which have lapsed prior to vesting or exercise.

         Bank Mutual estimates that the approximate number of persons currently eligible to participate in the 2001 Plan is fifty, including each of the executive officers and directors. Bank Mutual cannot determine at this time the number of awards which will be granted in the future to persons named in the summary compensation table in this proxy statement, to all current executive officers as a group, to all employees as a group or to all directors.

                            MATERIAL PLAN PROVISIONS

         The following is a summary of other materials provisions of the 2001 Plan, which would not be affected by the Amendment. The 2001 Plan provides for the grant of:

         - incentive stock options ("ISOs"), intended to qualify within the meaning of Section 422 of the Code;

         -    non-qualified stock options ("NSOs"); and

         -    restricted stock awards under management recognition provisions.

Under the 2001 Plan, the maximum number of shares of Bank Mutual common stock that may be issued pursuant to options is 1,114,849, and the maximum number of shares subject to restricted stock awards is 334,454. The total number of shares that may be issued under the 2001 Plan represents approximately 6.5% of the number of shares of common stock outstanding and 13% of the shares owned by persons other than the MHC. The 2001 Plan has a term of ten years from its adoption.

         The 2001 Plan is administered by a committee designated by the Bank Mutual board, which initially is the Compensation Committee. The Committee, in its discretion, designates the persons to whom awards are made, grants the awards in the form and amount as it determines, and imposes such limitations, restrictions and conditions upon any such award as it deems appropriate. Officers, key salaried employees and directors of Bank Mutual or any subsidiary are eligible to receive awards, with the following limits:

         - No one person may receive more than 25% of the shares available for award;
         - Non-employee directors may not receive more than 5% individually, or 30% in the aggregate, of the shares available for option or award of restricted stock.

The exercise price of options under the 2001 Plan may not be less than 100% of the fair market value of the shares on the date the option is granted. Unless the Committee otherwise determines 20% of the shares covered by options granted under the 2001 Plan will become exercisable after one year and an additional 20% in each of the next four years. Options will have a maximum exercise term of ten years from grant.

         No person may receive an ISO if, at the time of grant, the person owns, directly or indirectly, more than 10% of the total combined voting power of Bank Mutual, unless the exercise price is at least 110% of the fair market value of the shares and the exercise period of such ISO is limited to five years. The maximum fair market value, determined at time of grant, of shares covered by ISOs that first become exercisable by any employee in any one calendar year is limited to $100,000.

         Shares of restricted stock may be issued either alone or in addition to other awards granted under the 2001 Plan. The Committee determines the eligible persons to whom and the times at which grants of restricted stock are made, the number of shares awarded, the time or times within which such awards may be subject to forfeiture, and any other terms and conditions of the awards. Shares of restricted stock will not vest more quickly than provided by the schedule for options. Grants of restricted stock also may be (but to date have not been) conditioned upon the attainment of specified performance goals or other criteria determined by the Committee, and the provisions of restricted stock awards do not need to be the same with respect to each recipient.

         Each individual receiving a restricted stock award is issued a stock certificate in the recipient's name and bearing a legend referring to the restrictions applicable to the shares. Until the restrictions lapse, a grantee will not be permitted to transfer or encumber the shares of restricted stock, but will have all of the other rights of a shareholder, including the right to vote the shares and the right to receive dividends. All shares still subject to restriction will be forfeited upon termination of a grantee's service.

         In the event of any recapitalization, stock split or reverse split, stock dividend, merger in which Bank Mutual is the surviving entity, or other capital change affecting the Bank Mutual common stock, appropriate changes in the number and kind of shares available for grant under the 2001 Plan and in the number, price and kind of shares covered by outstanding awards shall be made. In the case of an acquisition of Bank Mutual, the related agreement may provide for conversion of options in an equitable manner comparable to the consideration received by shareholders. Special accelerated vesting and exercise rules apply in the event of death or disability. If an optionee is terminated for cause, all options held by such optionee shall be deemed terminated and not exercisable.

         Payment for shares acquired through the exercise of options issued under the 2001 Plan may be made either in cash or in shares of Bank Mutual common stock beneficially owned by the optionee for at least six months prior to exercise, valued at their fair market value as of the exercise date, or in a combination thereof.

                                TAX CONSEQUENCES

         The following is a brief summary of the material federal income tax consequences of awards made under the 2001 Plan based upon the applicable provisions of the Code in effect on the date hereof. They are not affected by the Amendment.

         Non-Qualified Stock Options. An optionee does not recognize taxable income at the time an NSO is granted. Upon exercise of an NSO, an optionee will recognize taxable income in an amount equal to the difference between the exercise price and the fair market value of the shares at the date of exercise. The amounts of such difference will be a deductible expense to Bank Mutual for tax purposes. On a subsequent sale or exchange of shares acquired pursuant to the exercise of an NSO, the optionee will recognize a taxable gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of such shares. The tax basis will, in general, be the amount paid for the shares plus the amount treated as compensation income at the time the shares were acquired pursuant to the exercise of the option.

         Incentive Stock Options. A optionee does not recognize taxable income at the time an ISO is granted. Further, an optionee will not recognize taxable income upon exercise of an ISO if the optionee complies with two separate holding periods: shares acquired upon exercise of an ISO must beheld for at least two years after the date of grant and for at least one year after the date of exercise. The difference between the exercise price and the fair market value of the stock at the date of exercise is, however, a tax preference item. When the shares of stock received pursuant to the exercise of an ISO are sold or otherwise disposed of in a taxable transaction, the optionee will recognize a capital gain or loss, measured by the difference between the exercise price and the amount realized.

         Ordinarily, an employer granting ISOs will not be allowed any business expense deduction with respect to stock issued upon exercise of an ISO. However, if all of the requirements for an ISO are met except for the holding period rules set forth above, the optionee will be required, at the time of the disposition of the stock, to treat the lesser of the gain realized or the difference between the exercise price and the fair market value of the stock at the date of exercise as ordinary income and the excess, if any, as capital gain. Bank Mutual will be allowed a corresponding business expense deduction to the extent of the amount of the optionee's ordinary income.

         Restricted Stock. A grantee receiving a restricted stock award will generally recognize ordinary income in an amount equal to the fair market value of the stock at the time the stock is no longer subject to forfeiture. While the restrictions are in effect, the grantee will recognize compensation income equal to the amount of any dividends received and Bank Mutual will be allowed a deduction for that amount. A grantee may elect, under Section 83(b) of the Code, within 30 days of the stock grant, to recognize taxable ordinary income on the date of grant equal to the fair market value of the shares (determined without regard to the restrictions) on such date. Bank Mutual will generally be entitled to a deduction equal to the amount that is taxable as ordinary income to the grantee in the year that such income is taxable.

                      CERTAIN TRANSACTIONS WITH BANK MUTUAL

         Mutual Savings Bank. Mutual Savings Bank has had, and expects to continue to have, regular business dealings with its officers and directors, as well as their associates in firms which they serve in various capacities.

Consistent with applicable law, Mutual Savings Bank's policy is that transactions with its directors and executive officers be on terms that are no more beneficial to the director or executive officer than Mutual Savings Bank would provide to unaffiliated third parties. Directors and executive officers, and their associates, regularly deposit funds with Mutual Savings Bank; the deposits are on terms and conditions offered to other depositors.

         To help prevent any inadvertent violations of its policy, Mutual Savings Bank discourages lending transactions between Mutual Savings Bank and its insiders, but loans are occasionally made. Certain of the directors and executive officers have been indebted to Mutual Savings Bank for loans made in the ordinary course of business. All such loans have been on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. These loans do not involve more than the normal risk of collectability or present other unfavorable features.

         First Northern Savings Bank. Prior to its acquisition by Bank Mutual, First Northern established somewhat different policies relating to loans to directors and officers which, consistent with applicable laws and regulations, permitted certain preferential loan terms to directors and executive officers. Those policies have continued. The following table sets forth certain data relating to existing loans with these special terms to directors and executive officers of Bank Mutual who were formerly First Northern directors or officers where the aggregate amount of such loans exceeded $60,000 at any time since January 1, 2001 and the interest rate was below that offered to all other customers for comparable transactions. Information for loans with no preferential terms is not, and need not be, presented. Management believes that the loans made to directors, officers and employees do not involve more than the normal risk of collectability or present other unfavorable features.

                                                                                               Interest      Comparable
                                                        Original      Maximum     Balance     Rate During     Note Rate
         Name and                          Date of     Amount of      Balance      as of      Last Fiscal     for Other
         Positions              Type         Loan       Loan (1)      in 2001     12/31/01       Year         Customers
         ---------              ----         ----       --------      -------     --------       ----         ---------
     Thomas J. Lopina         Mortgage      6/23/93     $110,000      $ 90,087    $ 86,375       5.5%(2)          6.25%
         Director
                               Line of     12/11/00     $ 65,000(4)   $ 14,801    $ 14,801      4.75%(3)          7.95%(3)
                               Credit

    Michael D. Meeuwsen       Mortgage     02/24/97     $156,000      $104,677    $ 92,986       5.5%(2)          7.25%
 President of Bank Mutual
    and First Northern         Second      07/11/91     $100,000(4)      -0-         -0-        4.75%(3)          7.95%(3)
          Savings             Mortgage

      Robert B. Olson         Mortgage      7/31/97     $160,000      $130,937    $119,599       5.5%(2)         7.375%
         Director
                               Second       9/29/98     $100,000(4)   $ 62,011    $ 35,406        6.875%         6.875%
                              Mortgage

      J. Gus Swoboda          Mortgage      4/13/98     $170,000      $146,544    $141,778       5.5%(2)         6.875%
   Director; Chairman of
          First                Line of      3/15/01     $100,000(4)   $ 95,000    $ 95,000      4.75%(3)          8.00%(3)
     Northern Savings          Credit         (5)

------------------
(1) The largest unpaid balance during 2000 was less than the original amount of the respective loan.
(2) On January 1, 2001, in accordance with First Northern Savings Bank's mortgage loan policy for directors, officers and employees, the interest rate on mortgage loans for officers and directors was 5.5%. The interest rate for 2002 is 4.0%.
(3) The line of credit interest rate is the prime interest rate, which varied from 9.0% to 4.75% during 2001; amounts shown are at year end.
(4) Line of credit; the amount shown is the maximum amount which may be borrowed under the line.
(5)      Replaced a prior second mortgage arrangement.

                          REPORT OF THE AUDIT COMMITTEE

         The Audit Committee of the Bank Mutual board of directors was constituted upon the effectiveness of the Mutual Savings Bank restructuring. The Audit Committee's functions include meeting with Bank Mutual's independent auditors and making recommendations to the board regarding independent public accountants; assessing the adequacy of internal controls, accounting methods and procedures; review of public disclosures required for compliance with securities laws; and consideration and review of various other matters relating to Bank Mutual's financial accounting and reporting. No member of the Audit Committee is employed by or has any other material relationship with Bank Mutual. The members are "independent" as defined in Rule 4200(a)(15) of the NASD listing standards for the Nasdaq Stock Market. The board of directors has adopted a written charter for the Audit Committee. A copy of that charter was attached to the 2001 annual meeting proxy statement.

         In connection with its function to oversee and monitor the financial reporting process of Bank Mutual, the Audit Committee has done the following:

         - reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2001 with Bank Mutual management;
         - discussed with Ernst & Young LLP, Bank Mutual's independent auditors, those matters which are required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU ss.380); and
         - received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Ernst & Young LLP its independence.

         Based on the foregoing, the Audit Committee recommended to the board that those audited financial statements be included in the Bank Mutual annual report on Form 10-K for the year ended December 31, 2001.

         In addition, the Audit Committee also considered the fees paid to Ernst & Young LLP for services during 2001. See "Independent Auditors" below. The Committee believes, in view of the substantial transactions which occurred in 2000, with continuing effects in 2001, that the provision of the other services is compatible with maintaining Ernst & Young's independence.

         Members of the Audit Committee:    William J. Mielke, Chairman         Thomas H. Buestrin
                                            Robert B. Olson                     David J. Rolfs

                              INDEPENDENT AUDITORS

         The firm of Ernst & Young LLP has audited the books and records of Bank Mutual for 2001; it has served as the independent accountants for Mutual Savings Bank for more than 20 years and of Bank Mutual since its inception. The board of directors has appointed Ernst & Young LLP as the independent auditors to audit the books and accounts of Bank Mutual for 2002. Representatives of Ernst & Young LLP are expected to be present at the annual meeting to respond to appropriate questions and to make a statement if they so desire.

         Fees (including reimbursements for out-of-pocket expenses) paid to Ernst & Young LLP for services in fiscal 2001 were as follows:

                  Audit Fees                $159,025
                  All Other Fees:           $134,955

"All Other Fees" paid to Ernst & Young LLP include approximately $38,150 of audit-related fees for matters such as benefit plan audits and registrations of employee plan securities under the Securities Act. The remaining fees paid were for tax-related services and for consultations on internal audit and accounting matters. The Audit Committee considered the compatibility of non-audit services by Ernst & Young LLP with the maintenance of Ernst & Young LLP's independence.

                              SHAREHOLDER PROPOSALS

         Shareholder proposals must be received by the Secretary of Bank Mutual, Eugene H. Maurer, no later than November 29, 2002 in order to be considered for inclusion in next year's annual meeting proxy materials pursuant to SEC Rule 14a-8.

         Under SEC rules relating to the discretionary voting of proxies at shareholder meetings, if a proponent of a matter for shareholder consideration (other than a shareholder proposal) notifies Bank Mutual at least 45 days prior to the month and day of mailing the prior year's proxy statement, then management proxies are allowed to use their discretionary voting authority if a proposal is raised at the annual meeting, without any discussion of the matter in the proxy statement. Therefore, any such matters must be received by Bank Mutual by February 11, 2003 in the case of the Bank Mutual 2003 annual meeting of shareholders. Bank Mutual is not aware of any such proposals for the 2002 annual meeting.

         The Bank Mutual bylaws also require that any matters for consideration of the meeting must be presented to Bank Mutual's corporate secretary at least five days prior to a meeting. That deadline is May 2, 2002 in the case of the 2002 annual meeting.

                                         By Order of the Board of Directors

                                         /s/ Eugene H. Maurer, Jr.

                                         Eugene H. Maurer, Jr.
                                         Senior Vice President and Secretary

Milwaukee, Wisconsin
March 27, 2002

A copy (without exhibits) of Bank Mutual's Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2001 is attached to this proxy statement. Bank Mutual will provide an additional copy of the 10-K (without exhibits) without charge to any record or beneficial owner of Bank Mutual common stock on the written request of that person directed to: Rick B. Colberg, Chief Financial Officer, Bank Mutual Corporation, 4949 West Brown Deer Road, Milwaukee, Wisconsin 53223.

                                                                      APPENDIX A

                             BANK MUTUAL CORPORATION
                            2001 STOCK INCENTIVE PLAN

         (as amended February 4, 2002, subject to shareholder approval)

                     [Note: New language is in BOLD ITALICS;
                       see Section 3.01(d) and Article IX]

                                   I. PURPOSE

         1.01 Establishment of Plan. The purpose of this Plan is to promote the growth and development of Bank Mutual Corporation ("Bank Mutual") by providing increased incentives for key salaried employees and directors of Bank Mutual and of any present or future Subsidiaries. A "Subsidiary" as used herein shall mean any corporation in which Bank Mutual or another corporation qualifying as a Subsidiary within this definition owns 50% or more of the total combined voting power of all classes of stock. This Plan provides for the granting of (i) incentive stock options ("ISOs") intended to qualify as such within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended from time to time (the "Code"), (ii) non-qualified stock options ("NSOs"), and (iii) Management Recognition Awards. The three types of benefits that may be granted under the Plan are collectively referred to as "Awards".

                          II. SHARES SUBJECT TO OPTION

         2.01 Available Shares. A total of not more than 334,454 shares of Bank Mutual common stock are available for the issuance of Management Recognition Awards under the Plan and a total of not more than 1,114,849 shares of Bank Mutual common stock are available for the issuance of other Awards under the Plan. The shares issued under the Plan must be shares issued and reacquired by Bank Mutual; provided, however, that such shares may be authorized but unissued shares if permitted by OTS regulations then in effect. Shares subject to and not issued under an Award which expires, terminates or is cancelled for any reason during the term of the Plan shall again become available for the granting of Awards under the Plan.

         2.02 Changes in the Number of Available Shares. In the event of any recapitalization, stock split or reverse split, combination or exchange of shares, stock dividend, merger in which Bank Mutual is the surviving corporation, combination or exchange of shares, or other capital change affecting the common stock of Bank Mutual, the Committee (defined in Section
3.01 hereof) shall make, subject to the approval of the Board of Directors of Bank Mutual, equitable and appropriate changes in the aggregate number and kind of shares available for which Awards may be granted under the Plan and in the number, price and kind of shares covered by Awards granted or to be granted under the Plan, provided that no changes shall be made in any ISO which would cause such option to fail to continue to qualify as an incentive stock option within the meaning of Section 422 of the Code.

                              III. ADMINISTRATION

         3.01 Administration by the Committee. The Plan shall be administered by a committee designated by the Board of Directors of Bank Mutual (the "Committee"), and shall initially be the Compensation Committee of the Board. The Committee shall be constituted to permit the Plan to comply with the provisions of Rule 16b-3 under the Securities Exchange Act of 1934, as amended or any successor rule ("Rule 16b-3") and Section 162(m) of the Code. A majority of the members of the Committee shall constitute a quorum. The approval of such a quorum, expressed by a vote at a meeting, or the unanimous consent of all members in writing without a meeting, shall constitute the action of the Committee and shall be valid and effective for all purposes of the Plan. The Committee is empowered to adopt such rules, regulations and procedures and take such other action as it shall deem necessary or proper for the administration of the Plan. Subject to Section 8.04 hereof, the Committee, in its discretion, may modify, extend or renew any Award theretofore granted. The Committee shall also have authority to interpret the Plan, and the decision of the Committee on any questions concerning the interpretation of the Plan shall be final and conclusive. The Committee may consult with counsel, who may be counsel for the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel. The Committee shall have the power, subject to and within the limits of the express provisions of the Plan:

         (a) to determine from time to time which of the eligible persons shall be granted Awards under the Plan, the type of Awards, and time or times when, and the number of shares for which, an Award or Awards shall be granted to such persons;

         (b) to prescribe the other terms and provisions (which need not be identical) of each Award granted under the Plan to eligible persons;

         (c) to construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for Plan administration. The Committee, in the exercise of this power, may correct any defect or supply any omission, or reconcile any inconsistency in the Plan, or in any agreement, in the manner and to the extent it shall deem necessary or expedient to make the Plan fully effective. All decisions and determinations by the Committee in exercising this power shall be final and binding upon Bank Mutual and the individuals; and

         (d) WAIVE IN WHOLE OR IN PART ANY LIMITATIONS, RESTRICTIONS OR CONDITIONS IMPOSED UPON ANY SUCH AWARD (WITHOUT REGARD TO ANY VESTING REQUIREMENTS CONTAINED IN THE AWARD); AND

         (e) generally, to exercise such powers and to perform such acts as are deemed necessary or expedient to promote the best interests of Bank Mutual with respect to the Plan.

                           IV. ELIGIBILITY FOR AWARDS

         4.01 Eligibility. Key salaried employees and directors of Bank Mutual or any Subsidiary shall be eligible to receive Awards.

         4.02 Grant of Awards. From among all eligible persons, the Committee shall determine from time to time those persons to whom Awards shall be granted, provided that (i) no eligible person shall be eligible to receive an Award or Awards covering or relating to, in the aggregate, more than 25% of the shares available for issuance under the Plan and (ii) directors of Bank Mutual or a Subsidiary who are not also employees of Bank Mutual or any Subsidiary may not receive more than 5% individually, or 30% in the aggregate, of the option shares available for issuance under the Plan. No person shall have any right whatsoever to receive an Award unless so determined by the Committee.

                         V. OPTION TERMS AND CONDITIONS

         5.01 Option Contracts. Options granted hereunder shall be evidenced by option contracts containing such terms and conditions as the Committee shall establish from time to time consistent with the Plan. Option contracts need not be identical but each option contract shall, as appropriate, contain language including the substance of the following provisions:

         (a) Number of Shares and Price. Each option contract shall state the number of shares to which it pertains and the option price therefor. Such price for each ISO or NSO shall be not less than 100% of the fair market value of the shares on the date such option is granted. For all purposes of the Plan, fair market value shall mean average of the high and low sales prices for the shares in the over-the-counter market on the valuation date, as reported by NASDAQ (the National Association of Securities Dealers, Inc. Automatic Quotation System). In the absence of reported sales on NASDAQ on any trading date, fair market value shall be the average of the reported closing bid and asked price for the stock on NASDAQ on such date. Notwithstanding any other provision in this Plan, for any eligible employee who, at the time an ISO is granted, owns (directly and under the attributable rules of Section 425(d) of the Code) stock possessing more than 10% of the total combined voting power of Bank Mutual (or any parent or Subsidiary) the option price under such ISO shall be not less than 110% of the fair market value of the shares subject to such ISO and such option, by its terms, shall not be exercisable after the expiration of five years from the date such option is granted.

         (b) Vesting of Options. Options may be exercised only in accordance with the terms of each option contract. For vesting purposes, options may not be deemed to have been granted prior to the date of shareholder approval of the Plan. Unless the Committee determines otherwise at the time of grant, no option shall be exercisable until the optionee has completed at least the number of years of continuous service from the date of grant of each option as follows, and then the same shall be exercisable for any amount of shares covered by such option up to the maximum percentage of shares covered thereunder as follows:

                    Number of Completed Years of                       Maximum Percentage of
                    Continuous Service After                           Shares Becoming Exercisable
                    the Date of Grant of Option                        Under the Option
                    ----------------------------                       -------------------------
                    Less than 1 year                                            Zero
                    At least 1 but less than 2                                   20%
                    At least 2 but less than 3                                   40%
                    At least 3 but less than 4                                   60%
                    At least 4 but less than 5                                   80%
                    At least 5 years                                            100%

                    To the extent provided in Article VI, all options then outstanding shall become immediately exercisable. No fractional shares shall be issuable on exercise of any option and if the application of the maximum percentage set forth above would result in a fractional share, the number of shares exercisable shall be rounded up to the next full share. Finally, the maximum fair market value of Bank Mutual stock (determined at the time of grant) covered by ISOs that first become exercisable by any optionee in any calendar year is limited to $100,000.

         (c) Term of Options and Restriction on Exercise. Unless otherwise determined by the Committee, all rights to exercise an ISO or NSO shall expire ten years from the date of option grant. Although Bank Mutual intends to exert its best efforts so that the shares purchasable upon the exercise of an option will be registered under, or exempt from the registration requirements of the federal Securities Act of 1933 and any applicable state securities law at the time the option becomes exercisable, if the exercise of an option would otherwise result in the violation by Bank Mutual of any provision of such Act or of any state securities law, Bank Mutual may require that such exercise be deferred until Bank Mutual has taken appropriate action to avoid any such violation.

         (d)      Nontransferability. Except as provided in Article VI hereof:

                  (i) all options granted pursuant to the Plan shall not be transferable except by will or the laws of descent and distribution, and shall be exercisable during the optionee's lifetime only by the optionee or by his/her guardian or legal representative; and

                  (ii) no options or any privileges pertaining thereto or under the Plan shall be transferred, assigned, pledged or hypothecated in any way, whether by operation of law or otherwise, nor be subject to execution, attachment or similar process.

         (e)      Method of Exercise and Payment of Purchase Price. Subject to
                  (c) above, an option may be exercised, as to all or part of the shares covered by the option, by the optionee delivering to the Committee at its principal business office on any business day, a written notice specifying the number of shares the optionee desires to purchase. The option price shall be paid in full in cash or, in the discretion of the Committee in shares of stock of Bank Mutual which have been beneficially owned by the optionee for at least six months prior to the time of exercise, valued at their fair market value determined as of the date of exercise, or in a combination thereof.

         5.02 Rights as Shareholder. An optionee shall not be deemed the holder of any shares covered by an option until such shares are fully paid and issued to him/her after exercise of such option.

                           VI. TERMINATION OF SERVICE

         6.01 Death. In the event of the death of an optionee while in the service of Bank Mutual or its Subsidiaries, the options then held by such optionee, whether or not otherwise exercisable at the time of such death, may be exercised, by the estate of the optionee or by a person who acquired the right to exercise such options by bequest or inheritance from such optionee, within one year after the date of such death, but not later than the date on which the options would otherwise expire. Any options or portions thereof not so exercised shall terminate.

         6.02 Disability. If the service of an optionee is terminated by reason of disability (in case of an ISO, as defined in Section 105(d)(4) of the Code and in case of an NSO, as determined by the Committee), the options then held by such optionee may be exercised, whether or not otherwise exercisable at the time of such termination, within one year after such termination, but not later than the date on which the options would otherwise expire. Any options or portions thereof not so exercised shall terminate.

         6.03 Other Termination. If the service of an optionee is terminated for any reason other than such death or disability, options then held by such optionee to the extent that the same are exercisable on the date of such termination may be exercised at any time within one year thereafter (provided that any ISO exercised more than three months after the optionee's termination of employment will not be eligible for tax treatment as an ISO and instead will be treated as an NSO), but not later than the date on which the options would otherwise expire. However, notwithstanding any other provision of the Plan, if the service of an optionee is terminated for cause, as determined by the Committee, all options then held by such optionee shall be deemed terminated and not exercisable by such optionee.

         6.04 Transfers and Leaves. A change in employment from Bank Mutual to a Subsidiary, or vice versa, shall not constitute termination of employment for purposes of the Plan. The Committee may determine that for purposes of the Plan, an optionee who is on leave of absence (but in the case of ISOs, only to the extent that employment is not determined to be interrupted thereby for purposes of Section 422 of the Code) will still be considered as in the continuous employment of Bank Mutual or a Subsidiary.

                       VII. MANAGEMENT RECOGNITION AWARDS

         7.01 Administration. Management recognition awards may be issued either alone or in addition to other Awards granted under the Plan. The Committee shall determine the eligible persons to whom and the time or times at which management recognition awards will be granted, the number of shares to be awarded, the time or times within which such Awards may be subject to forfeiture and any other terms and conditions of the Awards. The Committee may condition the grant of Management Recognition Awards upon the attainment of specified performance goals or such other factors or criteria as the Committee shall determine. The provisions of the Awards need not be the same with respect to each recipient.

         7.02 Awards and Certificates. Each individual receiving a Management Recognition Award shall be issued a certificate in respect of such shares. Such certificate shall be registered in the name of such individual and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

         "The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Bank Mutual Corporation 2001 Stock Incentive Plan and an agreement identifying the restrictions applicable to the shares. Copies of such Plan and agreement are on file at the corporate office of Bank Mutual."

         The Committee may require that the certificates evidencing such shares be held in custody by Bank Mutual until the restrictions thereon shall have lapsed and that, as a condition of any Award, the grantee shall have delivered a stock power, endorsed in blank, relating to the stock covered by such Award.

         7.03 Terms and Conditions. Management Recognition Awards shall be subject to the following terms and conditions:

         (a) Until the applicable restrictions lapse, the grantee shall not be permitted to sell, assign, transfer, pledge or otherwise encumber the shares.

         (b) The grantee shall have, with respect to the shares covered by the Award, all of the rights of a stockholder of Bank Mutual, including the right to vote the shares and the right to receive any cash dividends. Unless otherwise determined by the Committee, cash dividends shall be automatically paid in cash and dividends payable in stock shall be paid in the form of additional restricted stock.

         (c) Except to the extent otherwise provided in the applicable agreement and (d) below, all shares still subject to restriction shall be forfeited by the grantee upon termination of a grantee's service for any reason.

         (d) The restrictions applicable to any Management Recognition Award may lapse no more quickly and in no greater percentage than options are allowed to vest under Section 5.01(b) above.

         (e) If and when the applicable restrictions lapse, unlegended certificates for such shares shall be delivered to the grantee.

         (f) Each Award shall be confirmed by, and be subject to the terms of, an agreement identifying the restrictions applicable to the shares.

         (g) The aggregate amount of all shares of Bank Mutual common stock obtained by any Bank Mutual tax-qualified employee stock benefit plan in Mutual Savings Bank's restructuring completed November 1, 2000 or within one year following the restructuring, together with the number of shares of Bank Mutual common stock available for issuance as Management Recognition Awards under the Plan, shall not exceed 1,114,849 shares.

                              VIII. MISCELLANEOUS

         8.01 Term of Plan and Effective Date. Awards may be granted under this Plan at any time up until the expiration of ten years following the Effective Date of the Plan; on which date the plan shall expire, except as to outstanding options, which options shall remain in effect until they have been exercised or have expired. The Effective Date of the Plan shall be February 5, 2001, the date of its adoption by the Board of Directors of Bank Mutual, subject, however, to approval by the shareholders of Bank Mutual within a period of twelve months after such adoption. Notwithstanding any other provision hereof, no options granted hereunder shall be exercisable and no restriction with respect to any Award shall lapse, until a date at least one year after such shareholder approval has been obtained.

         8.02 No Employment or Retention Agreement Intended. The grant of an Award hereunder shall not be deemed to imply the right to continued service in any capacity by Bank Mutual or a Subsidiary and shall not constitute an employment agreement or retention agreement of any kind.

         8.03 Separate Plan. This Plan is separate and independent from any other stock incentive plan or similar plan of Bank Mutual.

         8.04 Amendment or Discontinuance. The Board of Directors of Bank Mutual may amend or discontinue this Plan at any time, but may not, without the consent of the optionee to whom an option has been granted, make any alteration in such option which would adversely affect the same, or be made without shareholder approval if such approval would be required in order to comply with Rule 16b-3, the Code or the applicable regulations of the OTS.

         8.05 Liability. No member of the Board of Directors, or the Committee, or the officers or employees of Bank Mutual shall be personally liable for any action, omission or determination made in good faith in connection with the Plan.

         8.06 Government and Other Regulations. The obligations of Bank Mutual to sell and deliver shares of stock under this Plan shall be subject to all applicable laws, rules and regulations and the obtaining of all such approvals by the governmental agencies as may be deemed necessary or desirable by the Board of Directors of Bank Mutual, including (without limitation) the satisfaction of all applicable federal, state and local tax withholding requirements.

         8.07 Withholding Taxes. All distributions under the Plan shall be subject to any required withholding taxes and other withholdings and, in case of distributions in Bank Mutual common stock, the participant or other recipient may, as a condition precedent to the delivery of said common stock, be required to pay to his/her participating employer the excess if any, of the amount of required withholding if any, from distributions in cash under the Plan. The required withholding may be paid in full or in the discretion of the Committee, in shares of stock of Bank Mutual, valued at its fair market value as of the date the withholding obligation arises, or in a combination thereof. Any such request or election (to satisfy a withholding obligation using shares) by an individual who is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 shall be made in accordance with the rules and regulations of the Securities and Exchange Commission promulgated thereunder. No distribution under the Plan shall be made in fractional shares of Bank Mutual's common stock but the proportional market value thereof shall be paid in cash.

         8.08 Governing Law. This Plan and any option contracts extended pursuant hereto shall be interpreted and enforced in accordance with the laws of the State of Wisconsin.

                             IX. CHANGE IN CONTROL

         9.01 ACCELERATED VESTING. ALL OUTSTANDING OPTIONS SHALL BE FULLY EXERCISABLE AND THE RESTRICTIONS WITH RESPECT TO ALL OUTSTANDING MANAGEMENT RECOGNITION AWARDS SHALL LAPSE UPON A CHANGE IN CONTROL (AS DEFINED IN SECTION
9.02 BELOW).

         9.02 CHANGE IN CONTROL DEFINITION. A "CHANGE IN CONTROL" SHALL BE DEEMED TO HAVE OCCURRED IF: (a) ANY "PERSON" (AS SUCH TERM IS USED IN SECTION 13(d) AND 14(d)(2) OF THE SECURITIES EXCHANGE ACT OF 1934) OTHER THAN MUTUAL SAVINGS BANCORP, MHC ("MHC") BECOMES THE BENEFICIAL OWNER, DIRECTLY OR INDIRECTLY, OF A MAJORITY OF THE CAPITAL STOCK OF BANK MUTUAL IN A TRANSACTION OR TRANSACTIONS SUBJECT TO THE NOTICE PROVISIONS OF THE CHANGE IN BANK CONTROL ACT OF 1978, (12 USC SS. 1817(j)) AS AMENDED FROM TIME TO TIME, OR APPROVAL UNDER THE SAVINGS AND LOAN HOLDING COMPANY ACT (12 USC SS. 1467A), AS AMENDED FROM TIME TO TIME; (b) DURING ANY PERIOD OF TWO (2) CONSECUTIVE YEARS, THE INDIVIDUALS, WHO AT THE BEGINNING OF ANY SUCH PERIOD CONSTITUTED THE DIRECTORS OF BANK MUTUAL, CEASE FOR ANY REASON TO CONSTITUTE AT LEAST A MAJORITY THEREOF;
(c) BANK MUTUAL FILES A REPORT OR PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION AND/OR THE OFFICE OF THRIFT SUPERVISION DISCLOSING IN RESPONSE TO ITEM 1 OF FORM 8-K OR ITEM 5 OF PART II OF FORM 10-Q, EACH PROMULGATED PURSUANT TO THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED ("EXCHANGE ACT") OR ITEM 6(e) OF SCHEDULE 14A PROMULGATED THEREUNDER, OR SUCCESSOR ITEMS, THAT A CHANGE IN CONTROL OF BANK MUTUAL HAS OR MAY HAVE OCCURRED PURSUANT TO ANY CONTRACT OR TRANSACTION; OR (d) ANY PERSON OTHER THAN BANK MUTUAL OR MHC BECOMES THE OWNER OF MORE THAN 25% OF THE VOTING SECURITIES OF MUTUAL SAVINGS BANK OR FIRST NORTHERN SAVINGS BANK (BUT THE CHANGE IN CONTROL SHALL ONLY BE DEEMED TO OCCUR FOR INDIVIDUALS WHO ARE EMPLOYED BY SUCH ENTITY). HOWEVER, NOTWITHSTANDING THE FOREGOING PROVISIONS, A REORGANIZATION OF BANK MUTUAL AND MHC IN WHICH THE SHAREHOLDERS OF BANK MUTUAL PRIOR TO SUCH REORGANIZATION, THE MEMBERS OF MHC AND ANY MEMBERS OF THE PUBLIC, WHICH ACQUIRE SHARES OF SUCH ENTITY PURSUANT TO A PUBLIC OFFERING OF SECURITIES APPROVED IN ADVANCE BY THE BOARD OF DIRECTORS OF MHC, TOGETHER CONTROL THE SUCCESSOR ENTITY SHALL NOT CONSTITUTE A "CHANGE IN CONTROL" HEREUNDER.

                                REVOCABLE PROXY
                            BANK MUTUAL CORPORATION

    [X]  PLEASE MARK VOTES                                         1.   The election of the following nominees as director for
        AS IN THIS EXAMPLE                                              terms expiring in 2005 (except as marked to the contrary
                                                                        below):
       ANNUAL MEETING OF SHAREHOLDERS
                MAY 7, 2002                                             FOR ALL   WITHHOLD  FOR ALL EXCEPT

     The undersigned hereby appoints Michael T. Crowley,           Mark C. Herr, Thomas J. Lopina, Robert B. Olson, David J. Rolfs
Jr., Rick B. Colberg and Eugene H. Maurer, Jr., and each of
them, with full power of substitution, to act as attorneys      INSTRUCTION: To withhold your vote for any individual nominee,
and proxies for the undersigned to vote all shares of common    mark "FOR ALL EXCEPT" with an "X" and write, in the space
stock of Bank Mutual Corporation which the undersigned is       provided below, the name(s) of the nominee(s) for whom you wish to
entitled to vote at the annual meeting of shareholders (the     withhold your vote.
"Meeting") to be held at the Four Points Sheraton Milwaukee
North Hotel, 8900 N. Kildeer Court, Milwaukee, Wisconsin on     ------------------------------------------------------------------
Tuesday, May 7, 2002, at 10:00 a.m., and at any and all
adjournments and postponements thereof.                            2.   Approval of an amendment to the Bank Mutual
                                                                        Corporation 2001 Stock Incentive Plan

                                                                     FOR     AGAINST   ABSTAIN

                                                                                            I/We Plan to Attend the Meeting --  __

                                                                     In their discretion, the proxies are authorized to vote on any other business that may properly come before the Meeting or any adjournment or postponement thereof.

                                                                       THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO
                                                                INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE
                                                                PROPOSALS AND THE NOMINEES LISTED ABOVE. IF ANY OTHER
Please be sure to sign and date                                 BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE
this proxy in the box below                                     VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT.
                                                                AT THE PRESENT TIME THE BOARD OF DIRECTORS KNOWS OF NO OTHER
                         |------------|                         BUSINESS TO BE PRESENTED AT THE MEETING.
                         | Date       |
                         |            |                                The Board of Directors recommends a vote "FOR" the
                         |------------|                         proposal and the election of the nominees listed above.






Shareholder sign above  Co-holder (if any) sign above)

   Detach above card, sign, date and mail in postage paid envelope provided.

                            BANK MUTUAL CORPORATION

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         Should the above signed be present and choose to vote at the Meeting or at any adjournments thereof, and after notification to the Secretary of Bank Mutual at the Meeting of the shareholder's decision to terminate this proxy, then the power of such attorneys or proxies shall be deemed terminated and of no further force and effect. This Proxy may also be revoked by filing a written notice of revocation with the Secretary of Bank Mutual or by duly executing a proxy bearing a later date.

         The above signed acknowledges receipt from Bank Mutual, prior to the execution of this proxy, of a notice of annual meeting of shareholders, a proxy statement and an annual report to shareholders.

         Please sign exactly as your name(s) appear(s) on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

        PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE
                         ENCLOSED POSTAGE-PAID ENVELOPE

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN WITH THE PROXY IN THE ENVELOPE PROVIDED.


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